Brescia, July 13, 2018

To
FARO FNH Netherlands Holdings B.V.
Luna ArenA, Herikerbergweg 238
1101 CM Amsterdam
The Netherlands
Attention: Robert Seidel

Cc
FARO Technologies, Inc.
250 Technology Park
Lake Mary, FL 32746
Attention: Jody Gale

Original delivered by hand with a copy anticipated via email (jody.gale@faro.com)

Re: Quota Purchase Agreement

Dear Sirs,
Following our discussions, we hereby submit to you our proposal of Quota Purchase Agreement.
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[INTENTIONALLY LEFT BLANK]

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If you agree with the above terms and conditions, please send us a copy of the attached agreement duly signed in sign of acceptance of the same by you.
Kind regards,

Opto-tech S.r.l. /s/ Matteo Carocci Name: Matteo Carocci Title: Chairman of the Board	Mr. Matteo Carocci /s/ Matteo Carocci
Mr. Alessandro Patrioli /s/ Alessandro Patrioli	Mr. Gianfranco Chiapparini /s/ Gianfranco Chiapparini

Mr. Gianfranco Chiapparini
(as Sellers’ Representative)
/s/ Gianfranco Chiapparini

EXECUTION COPY

QUOTA PURCHASE AGREEMENT

BY AND AMONG

FARO FNH NETHERLANDS HOLDINGS B.V.,

OPTO-TECH SRL,

AND

THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

Dated as of July 13, 2018

QUOTA PURCHASE AGREEMENT
This Quota Purchase Agreement (this “Agreement”) is made and entered into as of July 13, 2018, by and among (i) FARO FNH Netherlands Holdings B.V., established under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, and its registered office at Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam, the Netherlands, registered with the Dutch Chamber of Commerce under number: 34158163 (the “Buyer”), (ii) Opto-tech SRL, a limited liability company established under the laws of Italy having its registered offices in via Pastrengo 11, 25128 Brescia (BS), VAT/CCIAA registration number: 03373440985, represented by Mr. Matteo Carocci in his capacity of Chairman of the Board (“Company”), (iii) each of the signatories hereto in the capacity of a Seller (each, a “Seller”, and collectively, the “Sellers”), and (iv) Dott. Gianfranco Chiapparini, in the capacity of the Seller Representative (as defined herein). Buyer, Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS
A.    The Opto-tech Entities (as defined herein) are in the business of developing, designing, manufacturing, marketing and selling three-dimensional (3D) scanners and related software for dental, industrial, design and research applications (the “Business”).
B.     Immediately prior to the Closing, the Sellers own 100% (one hundred percent) of the issued and outstanding corporate capital of Company (“Quota”), with each Seller owning that percentage of the corporate capital of Company as is set forth opposite such Seller’s name on Schedule I attached hereto.
C.    The Sellers desire to sell, and Buyer desires to purchase, the Quota on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS
“Affiliate” means, with respect to any particular Person, (a) any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, (b) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, or (c) any partner, officer, director, employee or shareholder of such Person or any parent, spouse, child, brother, sister or other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin of any of the foregoing.
“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which government offices are required or authorized by law to be closed in Italy.
“Cash” means the aggregate cash and cash equivalents (including bank account balances, marketable securities and short term investments), less uncashed checks of Company, calculated in accordance with PCN.
“Company Intellectual Property” means all Company-Owned Intellectual Property and other Intellectual Property which is licensed by, licensed to, or used by any Opto-tech Entity in the Business.
“Company-Owned Intellectual Property” means all Intellectual Property which is owned by any Opto-tech Entity and used in the Business, including the name of the Company or any Opto-tech Entity.
“Confidential Information” means any information concerning the Business or the businesses and affairs of the Opto-tech Entities (and, following the Closing, of Buyer) other than any such information that is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made).
“Contract” means, with respect to any Person, any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Current Assets” means the current assets of the Opto-tech Entity, determined in accordance with PCN and with the methodology set forth in Exhibit A; provided that, notwithstanding anything to the contrary contained herein, Current Assets shall not include amounts included in the Net Financial Position.
“Current Liabilities” means the current liabilities of the Opto-tech Entity, determined in accordance with PCN and with the methodology set forth in Exhibit A; provided that, notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (i) amounts included in the Net Financial Position, or (ii) Transaction Expenses.
“Deposit” means the One Million Five Hundred Thousand Euro (EUR1,500,000) deposit paid by Buyer or an Affiliate of Buyer to Sellers on June 29, 2018 pursuant to the terms of that certain Addendum to Preliminary, Non-Binding Indication of Interest, dated of as April 12, 2018 executed by FARO Technologies, Inc. and the Sellers on June 29, 2018.
“Earnout Periods” means the First Earnout Period and the Second Earnout Period.
“Environmental Laws” means, whenever in effect, all law relating to human or worker health and safety, pollution or protection of the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Materials and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Materials in any manner applicable to the Business, any Opto-tech Entity or their respective assets.
“Existing Related Party Agreements” means existing agreements (whether oral or written,) by and between any Opto-tech Entity or Opto3 S.r.l., Acies S.r.l., T-Led S.r.l. and Q-TECH S.r.l. (on the one hand) and the Sellers or any employee, officer, director or manager of any Opto-tech Entity or of or Opto3 S.r.l., Acies S.r.l., T-Led S.r.l. and Q-TECH S.r.l. (on the other hand), and other agreements, in each case which Buyer indicates must be terminated at or prior to Closing.

“First Earnout Period” means the consecutive twelve (12) month period beginning on the Closing Date and ending on the twelve (12) month anniversary of the Closing Date.

“Fundamental Representations” means Sections 3.1 (Representations and Warranties of the Sellers), 3.2(a) (Organization, Qualification and Authority), 3.2(b) (Authorization of Transaction), 3.2(c) (Noncontravention), 3.2(d) (Capitalization), 3.2(j)(iii) (Title to Assets), 3.2(t) (Compliance with Laws) and 3.2(x) (Broker’s Fees).

“Governmental Authority” means any national, state, regional, provincial, municipal, local or foreign government or any governmental or quasi-governmental authority of any nature, (d) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (e) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.

“Hazardous Materials” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which is prohibited, limited, or regulated by any Governmental Authority.

“Income Tax Return” means any Tax Return related to Income Taxes and Taxes in the nature of an income tax or franchise taxes in lieu of an income tax.
“Income Taxes” means Taxes imposed on net income.
“Indebtedness” of any Person means, without duplication, any of the following: (i) all obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (ii) all Liabilities secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Liabilities; (iii) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (iv) all capitalized lease obligations; (v) all Liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (vi) all guaranties, surety or indemnity obligations by such Person; (vii) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (viii) all Liabilities for underfunded employee pension benefit plans and similar obligations; and (ix) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing.

“Initial Purchase Price Payment” means Fourteen Million Five Hundred Thousand Euros (EUR14,500,000).

“Intellectual Property” means any and all of the following (including all copies and embodiments thereof, in electronic, written or other media; all rights to seek and recover damages and/or settlements for any claims whatsoever related thereto; all renewals, extensions, divisions, continuations, continuations-in-part, modifications, derivative works, and improvements thereto, and the like; and all goodwill related thereto) in Italy and outside of Italy: (i) all registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, other indicia of source of origin, and all applications to register the same (the “Trademarks”); (ii) all issued Italian and foreign patents and pending patent applications, patent disclosures and improvements thereto, and rights related thereto (the “Patents”); (iii) all registered and unregistered copyrights and all applications to register the same (the “Copyrights”); (iv) all computer software and databases (excluding software and databases licensed to Company under standard, off-the-shelf, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business with annual fees or other payments of less than EUR10,000) (the “Software”); (v) all categories of trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and other confidential and proprietary information (“Proprietary Rights”); (vi) all licenses and agreements pursuant to which Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (excluding software and databases licensed to Company under standard, off-the-shelf, non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business with annual license fees or other payments of less than EUR10,000) (“Licenses-In”); (vii) all licenses and agreements pursuant to which Company has licensed or transferred any rights to any of the Trademarks, Patents, Copyrights, Software or Proprietary Rights (“Licenses-Out”); and (viii) all Internet domain names.
“Inventory” means any Opto-tech Entity’s inventory (including packaging materials, raw materials, work-in-process and finished goods) used in or related to the Business.

“Knowledge of Company”, “Company’s Knowledge” or any similar phrases, shall mean (a) the actual knowledge of Matteo Carocci, Alessandro Patrioli, and Gianfranco Chiapparini and (b) the knowledge that each such person would have after reasonable investigation and due inquiry by such person.

“Law” means each provision of any national or foreign law, statute, ordinance, order, judgment, common law, code, rule or regulation, enacted, enforced, entered, promulgated or issued by any Governmental Authority.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) pursuant to which any Opto-tech Entity holds, uses, occupies or possesses any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Opto-tech Entity thereunder.

“Legal Requirements” means any and all Laws applicable to the relevant involved company.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness, including any liability for Taxes.
“Lien” means any mortgage, pledge, easement, security interest, charge, claim, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party.
“Losses” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs (including costs of actions taken to bring the Business into compliance with applicable Laws), amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including all reasonable attorneys’ fees and court costs.
“Material Adverse Effect” means any event, change or occurrence that, individually or together with any one or more other events, changes or occurrences, has had, or could reasonably be expected to have, a material adverse effect or impact upon the assets, prospects or condition (financial or otherwise), results of operations, business or earnings of an Opto-tech Entity, or on the ability of any of the Parties to consummate the transactions contemplated hereby.

“Net Financial Position” shall mean the net debt position of the Opto-Tech Entity determined on a consolidated basis according to the algebraic sum of the following items: (i) Cash; minus (ii) medium/long term Indebtedness; plus (iii) Tax Credits in the balance sheet, minus (iv) estimated income Taxes for the Pre-Closing Tax Period; minus (v) outstanding loans from the Sellers and plus or minus (vi) receivables/payables resulting from the sale of Acies S.r.l., Opto 3 S.r.l., Q-Tech S.r.l., T-Led S.r.l.. Exhibit B sets forth an example of the methodology for calculating Net Financial Position.

“Net Working Capital” shall mean Current Assets minus Current Liabilities (which may be positive or negative) (ignoring, for the purposes of such determination, all potential adjustments to Current Assets or Current Liabilities arising from the transactions contemplated hereby). Exhibit A sets forth an example of the methodology for calculating Net Working Capital.

“Opto-tech Entity” means (i) the Company and (ii) Open Technologies SRL, a limited liability company established under the laws of Italy having its registered offices in via Matteotti 161, Rezzato (BS) cap 25086, VAT/CCIAA registration number: 03598170177, whose corporate capital is fully owned by the Company.

“Ordinary Course of Business” means an action that is in the ordinary course of business consistent with the past custom and practice of an Opto-tech Entity in the operation of the Business.

“Organizational Documents” means the articles of incorporation and bylaws and any amendment to any of the foregoing.
“Payment” means any and all payments or reimbursements from or to each Seller that has to be received or made with respect to the percentage of Quota held by each Seller under this Agreement.
“Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not due and payable, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business for amounts not yet due and payable which are not material, individually or in the aggregate, and (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current or contemplated occupation and use of the Leased Real Property. Notwithstanding the foregoing, any Lien securing Indebtedness as of the Closing that will not be discharged at the Closing or treated as assumed Indebtedness that results in an adjustment to the purchase price payable hereunder will not be a Permitted Lien.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, or Società a Responsabilità Limitata or Governmental Authority.
“Plan” means: (i) each “employee benefit plan”, including any “multiemployer plan”; (ii) any employment, consulting, severance or other similar contract, arrangement or policy providing for compensation; and (iii) any other plan, fund, policy, program, arrangement or scheme, qualified or nonqualified, whether or not considered legally binding, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, stock-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, retention, fringe benefit or incentives, and (a) to which each Opto-tech Entity is or has been a party or sponsoring, participating or contributing employer or by which any of them is or has been bound or (b) to which each Opto-tech Entity may otherwise have any Liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by Company).
“PCN” means the “Principi Contabili Nazionali” issued by the “Organismo Italiano di Contabilità” as in effect from time to time and consistently with the past practice of the Opto-tech Entity (to the extent such practice is not in conflict with any applicable Legal Requirement or the PCN).
“Pro Rata Portion” means, with respect to each Seller, the percentage next to such Seller’s name indicated in Schedule I.
“Pro Rata Portion of the Estimated Payment” means, with respect to Mr. Carocci 37.5% of the Estimated Payment, 37.5% of the Estimated Payment with respect to Mr. Patrioli and 25% of the Estimated Payment with respect to Mr. Chiapparini.
“Quota” has the meaning set forth in Recital B.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“R&D Employees” means: Francesco Bonarrigo, Andrea Riccardi, Riccardo Grazioli, Marco Centin, Andrea Morsucci, Amodio Pesce, Michele Belotti Cassa, Stefano Tregambi .
“Second Earnout Period” means the consecutive twelve (12) month period immediately following the First Earnout Period.
“Straddle Period Tax Return” means any Tax Return for a Straddle Period.
“Target Net Working Capital” means an amount equal to Two Million One Hundred Twelve Thousand Five Hundred Ninety-Eight Euros (EUR 2,112,598).
“Tax” and “Taxes” means any (a) taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including those related to income, gross receipts, gross income, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, services, valuation, social security (or similar), unemployment, disability, real property, personal property, transfer or franchise, (b) liability of an Opto-tech Entity for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto), and (c) liability of an Opto-tech Entity for the payment of any amounts of the type described in clause (a) above as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Credits” means any amount of receivable for Taxes, deriving, but not limited to, from any advance payments for Taxes on Income, for Tax relief for R&D bonuses (art. 3 del D.L. n. 145/2013)
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
“Transaction Expenses” means the aggregate amount of all fees, costs and expenses, incurred by or on behalf of an Opto-tech Entity or the Sellers in connection with the process of selling the Opto-tech Entities or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby or relating to bonuses, in each case, that have not been paid as of Closing, including (A) all investment banking, legal and accounting fees, costs and expenses, (B) any fees and expenses associated with obtaining necessary or appropriate consents or approvals of any Governmental Authority, (C) any fees or expenses associated with obtaining the release and termination of any Liens, (D) all sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation or payments to current or former managers, directors, employees and other service providers of an Opto-tech Entity paid or payable as a result of or in connection with the transactions contemplated hereby and all incremental employer Taxes payable with respect thereto, and (E) premiums for any directors’ and officers’ liability insurance tail coverage obtained by Company prior to or as of the Closing. The amounts set forth in clause (E) shall be deemed to be “Compensation-Related Transaction Expenses”.

2.	PURCHASE AND SALE
1.Purchase and Sale    Purchase and Sale. Subject to the provisions of this Agreement, as of the Closing, Buyer will purchase, and the Sellers will sell, transfer and assign to Buyer, free and clear of any and all Liens, the Quota. As consideration for the purchase of the Quota, subject to the provisions of this Agreement (including the adjustments and payments set forth in Sections 2.3 and 2.4), at Closing the Buyer shall pay the Sellers an aggregate amount equal to the Estimated Payment (as stated under clause 2.3 (a) below). In addition, as further consideration for the purchase contemplated hereby, following Closing the Sellers shall have the right to receive the Earnout Payments (if any) pursuant to Section 2.7 herein.
2.Effect of the Transaction on Quota. As of the Closing and subject to the provisions of this Agreement, each Seller holding a Quota issued and outstanding as of the Closing shall have the right to receive with respect to the percentage of the same Quota held - as part of the purchase price - (i) an amount at Closing in cash equal to the Pro Rata Portion of the Estimated Payment, plus (ii) any payments required to be made following Closing in respect of such Quota in accordance with Sections 2.4 and 2.7.
3.Payments at Closing.
(a)Subject to adjustment pursuant to this Section 2.3 and Section 2.4, at the Closing, the Buyer shall pay to each Seller the portion of the Estimated Payment payable in respect of the Quota by wire transfer of immediately available funds to an account or accounts designated by such Sellers (“Estimated Payment” shall be an amount equal to the Initial Purchase Price Payment, plus or minus the Estimated Net Financial Position, plus or minus the Estimated Net Working Capital Adjustment, minus the Estimated Transaction Expenses and minus the Deposit). The Parties mutually agree that the payment of the Deposit pursuant to the Addendum was an advance payment of a portion of the Initial Purchase Price Payment otherwise payable hereunder.
(b)Attached hereto as Exhibit C is the good faith estimate provided by Sellers on July 2, 2018 (subject to Buyer’s review and consent) of (i) Net Working Capital as of June 29, 2018 (“Estimated Net Working Capital”), (ii) the amount of the Net Financial Position as of June 29, 2018 (“Estimated Net Financial Position”), and (iii) the amount of Transaction Expenses as of June 29, 2018 (“Estimated Transaction Expenses”). As the Estimated Net Working Capital exceeds the Target Net Working Capital, the Estimated Payment shall be increased by an amount equal to such difference (such increase the “Estimated Net Working Capital Adjustment”).
4.Post-Closing Adjustments.
(a)Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to the Seller Representative a statement (“Closing Date Statement”) setting forth a calculation of (i) the actual Net Working Capital as of June 29, 2018 (“Actual Net Working Capital”), (ii) the actual amount of Net Financial Position as of June 29, 2018 (“Actual Net Financial Position”), and (iii) the actual amount of Transaction Expenses as of June 29, 2018 (“Actual Transaction Expenses”). The Actual Net Working Capital shall be calculated in accordance with the methodology set forth on Exhibit A whilst the Actual Net Financial Position shall be calculated in accordance with the methodology set forth on Exhibit B. If the Seller Representative has any objections to the Closing Date Statement as prepared by Buyer, the Seller Representative shall, within thirty (30) days after the Seller Representative’s receipt thereof (the “Notice Period”), (i) ask the Buyer to provide a detailed summary of the components making up the Actual Net Working Capital and the Actual Net Financial Position along with the supporting documentation proving all the relevant variations that took place in comparison to the Estimated Net Working Capital and the Estimated Net Financial Position and the Estimated Transaction Expenses and (ii) give written notice (the “Notice”) to Buyer specifying in reasonable detail such objections and the basis therefor, and calculations which the Seller Representative has determined in good faith are necessary to eliminate such objections. If the Seller Representative does not deliver the Notice within the Notice Period, Buyer’s determinations on the Closing Date Statement shall be final, binding and conclusive on the Sellers and Buyer. If the Seller Representative provides a Notice within the Notice Period, the Seller Representative and Buyer shall negotiate in good faith during the fifteen (15) Business Day period (the “Resolution Period”) after the date of Buyer’s receipt of the Notice to resolve any disputes regarding the Closing Date Statement. If the Seller Representative and Buyer are unable to resolve all such disputes within the Resolution Period, then within fifteen (15) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to an independent accounting expert to be mutually agreed upon by the Seller Representative and Buyer or in case of disagreement, by the Presidente of the Tribunale di Milano (the “Expert”), who shall be engaged to provide a final, binding and conclusive resolution pursuant to paragraph 2 of article 1349 of the Italian civil code of all such unresolved disputes within thirty (30) Business Days after such engagement. The Expert shall act as an independent expert to determine, based solely on the presentations by the Seller Representative and Buyer and not by independent review, only those issues that remain in dispute. Upon final resolution of all disputed items, the Expert shall issue a report showing its final calculation of such disputed items. The determination of the Expert shall be final, binding and conclusive on the Sellers and Buyer, and not subject to any appeal or challenge, except for manifest calculation error or willful misconduct. Buyer and the Seller Representative shall make readily available to the Expert all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to the calculation of the Closing Date Statement and all other items reasonably requested by the Expert. The fees and expenses of the Expert shall be borne by the Sellers (on the one hand) and the Buyer (on the other hand) in proportion to the aggregate amounts by which their proposals differed from the Expert’s final determination. In connection with the resolution of any dispute, each Party (the Sellers on one hand and the Buyer on the other) shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.4.
(b)The Post-Closing adjustments to the Estimated Payment shall be made as follows:
(i)If the Estimated Net Working Capital is greater than the Actual Net Working Capital, then the Sellers shall pay to Buyer an amount equal to the difference between the Estimated Net Working Capital and the Actual Net Working Capital. If the Actual Net Working Capital is greater than the Estimated Net Working Capital, then Buyer shall pay to the Sellers an amount equal to the difference between the Actual Net Working Capital and the Estimated Net Working Capital.
(ii)If the Estimated Net Financial Position is greater than the Actual Net Financial Position, then the Sellers shall pay to Buyer an amount equal to the difference (in absolute terms) between the Estimated Net Financial Position and the Actual Net Financial Position. If the Actual Net Financial Position is greater than the Estimated Net Financial Position, then Buyer shall pay to the Sellers an amount equal to the difference (in absolute terms) between the Actual Net Financial Position and the Estimated Net Financial Position.

(iii)If the Estimated Transaction Expenses are greater than the Actual Transaction Expenses, then the Buyer shall pay to the Sellers an amount equal to the difference between the Estimated Transaction Expenses and the Actual Transaction Expenses. If the Actual Transaction Expenses are greater than the Estimated Transaction Expenses, then the Sellers shall pay to the Buyer an amount equal to the difference between the Actual Transaction Expenses and the Estimated Transaction Expenses.
(c)Any payments required to be made pursuant to Section 2.4(b)(i) through (iii) above shall be defined as “True-Up Payments”. Undisputed True-Up Payments shall be made within five (5) Business Days after delivery of the Notice (or, if no Notice is delivered within the Notice Period with respect to the amounts governing such True-Up Payment, then five (5) Business Days after the last day of the Notice Period). Disputed True-Up Payments shall be made within five (5) Business Days after resolution of the amount of such True-Up Payment during the Resolution Period or resolution by the Expert, as applicable. All True-Up Payments shall be made by wire transfers of immediately available funds to a bank account designated by the recipient party; provided that the Buyer shall have the right, but shall not be obligated, to obtain payment of the True-Up Payments by setting off such amounts against the Earnout Payments.
(d)All payments to the Sellers under this Section 2.4, and all obligations of the Sellers pursuant to this Section 2.4, shall be allocated among the Sellers in accordance with their Pro Rata Portions.
5.Payment Allocation Schedule; Acknowledgements and Agreements.
(a)Attached hereto as Exhibit C is a correct and complete schedule prepared by the Seller Representative, in form and substance reasonably satisfactory to Buyer (the “Payment Allocation Schedule”), that sets forth, as of the Closing: (i) a list of all Sellers; (ii) with respect to each Seller, the percentage of the Quota held by such Seller; (iii) the calculation of the Estimated Payment, including the components thereof; (iv) the calculation of the Pro Rata Portion of the Estimated Payment payable to each Seller; and (v) the Pro Rata Portion of each Seller. Each of the Sellers acknowledges and agrees that the Buyer shall be entitled to rely on the Payment Allocation Schedule without independent verification for all purposes hereunder, and that Buyer shall have no liability to any Seller to the extent Buyer relies on such Payment Allocation Schedule.
(b)Each Seller acknowledges and agrees as follows:
(i)Such Seller has reviewed the Payment Allocation Schedule and has had the opportunity to discuss the Payment Allocation Schedule with such Seller’s legal counsel and tax advisors and the Seller Representative. Such Seller acknowledges and agrees that all of the amounts set forth in the Payment Allocation Schedule are true, correct and complete, and this Agreement and the Payment Allocation Schedule set forth such Seller’s entire right to receive payments in respect of such Seller’s Quota. Such Seller acknowledges and agrees that such Seller is not entitled to receive any amounts in respect of such Seller’s Quota other than as expressly set forth in this Agreement and hereby irrevocably waives and releases any rights or claims that Seller may have to receive any other amounts in respect of such Seller’s Quota.
(ii)Such Seller hereby irrevocably waives and releases any rights or claims that the Seller may have with respect to such Seller’s Quota. Without limiting the foregoing in any manner, such Seller irrevocably waives any preemptive rights or similar rights to which Seller may previously have been entitled pursuant to the by-Laws of the Company.
6.Closing.
(a)Closing Date. The Closing of the purchase and sale of the Quota contemplated hereby (the “Closing”) will take place commencing at 11 AM (Central European Time) on the date of this Agreement at the offices of Portolano Cavallo Studio Legale, Piazza Borromeo 12, 20123 Milan, Italy at the presence of the Notary Public to be appointed by the Buyer, unless another time, date or place is agreed to by the Parties, that shall take place not later than 13 July 2018. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(b)Closing Deliveries.
(i)At the Closing, each of the Sellers and the Buyer in order to vest in the Buyer full title to the Quotas shall sign before the Notary Public appointed the Buyer the short form transfer deed attached to this Agreement as Exhibit D;
(ii)At the Closing, the Sellers will deliver or cause to be delivered to Buyer the following items:
(A)the employment agreements of (i) Matteo Carocci and (ii) Alessandro Patrioli, each in form and substance reasonably satisfactory to Buyer and Matteo Carocci or Alessandro Patrioli, as applicable (collectively, the “Employment Agreements”), duly executed by Matteo Carocci and Alessandro Patrioli, as applicable and Open Technologies SRL;
(B)the consulting agreement between Studio Nassini & Associati and Company in form and substance reasonably satisfactory to Buyer and Studio Nassini & Associati, as applicable, duly executed by Studio Nassini & Associati and Open Technologies SRL;
(C)the intellectual property and confidentiality addenda, in form and substance as indicated by Buyer (each, an “Intellectual Property and Confidentiality Agreement”), duly executed by the R&D Employees of each Opto-Tech Entity and the relevant Opto-Tech Entity;

(D)an updated “visura camerale” of Open Technologies S.r.l. confirming full ownership of its corporate capital by Company along with copies of the notarized deeds of transfer of quotas of Open Technologies S.r.l. from the Sellers to Company, in form and substance reasonably satisfactory to Buyer;
(E)updated “visure camerali” of each of Opto 3 S.r.l., T-LED S.r.l., ACIES S.r.l. and Q-TECH S.r.l. confirming the transfer of the quotas in the same entities previously owned by Company along with copies of the underlying transfer deeds, each in form and substance reasonably satisfactory to Buyer;
(F)declarations, in form and substance reasonably satisfactory to Buyer, dated as of June 26, 2018 and signed by the legal representatives of each of Opto 3 S.r.l., T-LED S.r.l., ACIES S.r.l. and Q-TECH S.r.l. certifying (i) that these entities do not own any assets used in the Business and (ii) that any assets previously owned by such entities and used in the Business has been duly transferred, with no restrictions whatsoever, to Company and/or Open Technologies S.r.l. prior to the Closing Date;
(G)declarations, in form and substance reasonably satisfactory to Buyer, dated as of Closing Date and signed by the legal representative of Emmeagi S.r.l., stating that Emmeagi S.r.l., as buyer with respect to the quota transfer agreements executed with the Company on June 15, 2018 whereby the Company sold to Emmeagi S.r.l. its equity-holdings in ACIES S.r.l., Opto 3 S.r.l., Q-TECH S.r.l. and T-LED S.r.l., has no any claim whatsoever against the Company with respect to said quota transfer deeds;
(H)all of the third-party consents and approvals set forth on Section 3.2(c) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer, without payment by or Liability to Company or the Buyer;
(I)certificates, in form and substance reasonably satisfactory to Buyer, signed by the legal representative of each Opto-tech Entity, dated as of the Closing Date, identifying the following documents to be delivered therewith the original minute books of each Opto-tech Entity, which shall include the original minutes of all meetings (or consents to action in lieu thereof) of the managers or directors and equityholders of such Opto-tech Entity (or the equivalent documents) through and including the Closing Date. Such minute books, records and other documents shall be complete, accurate, duly signed, sealed as required under the Law and sufficient, to the satisfaction of Buyer and its counsel;
(J)resignations and releases effective as of the date therein indicated of the directors of each Opto-tech Entity identified by the Buyer prior to the Closing Date;
(K)confirmation that the Existing Related Party Agreements shall be terminated or amended by written instruments reasonably satisfactory in form and substance to Buyer;
(L)Documents, in a form satisfactory to Buyer, confirming the release of Opto as guarantor for the Acies S.r.l. liabilities under the “fidejussione omnibus” issued by Opto in favor of UBI-Banca di Valle Camonica; and
(iii)At the Closing, Buyer will deliver or cause to be delivered to the Sellers or other designated Person the following items:
(A)to Company (for the benefit of the payees thereof), cash by wire transfer of immediately available funds to an account designated by Company, in an amount equal to the portion of the Estimated Transaction Expenses that are Compensation-Related Transaction Expenses, for payment to the payees thereof net of applicable withholding; and
(B)to the Sellers, cash by wire transfer of immediately available funds to an account or accounts designated by the Sellers, in an amount set forth on the Payment Allocation Schedule across from such Seller’s name;
7.Earnout Consideration
(a)In addition to the payments set forth in Sections 2.3 and 2.4, and as additional consideration for the purchase of the Quota, the Sellers shall be entitled to receive up to two (2) earnout payments (the “Earnout Payments”) of Two Million Euros (EUR2,000,000) each (i.e., aggregate Earnout Payments of up to Four Million Euros (EUR4,000,000) pursuant to the terms of Schedule 2.7 attached hereto, such Earnout Payments to be payable following the expiration of the First Earnout Period and Second Earnout Period and subject to the achievement of the two (2) developmental milestones and other terms and provisions set forth in Schedule 2.7 attached hereto. All Earnout Payments shall be made by wire transfer of immediately available funds to the bank account(s) designated by the Seller Representative (or, if wire transfer instructions are not provided prior to such payment, by checks payable in immediately available funds).
(b)Buyer shall have the right to request the Sellers, and the Sellers shall evaluate in good faith such requests (but shall not be obliged to accept them), to achieve further developmental milestones not contemplated by Schedule 2.7. In such case, if the Sellers reasonably believe that additional resources are required to make a commitment to such additional developmental milestones, the Sellers will be entitled to set the deployment of such additional resources as a pre-requisite to starting such additional development activities. In addition, in case the Buyer instructs to cancel or delay a project that is linked to one of the developmental milestones, the respective developmental milestone will no longer be taken into consideration for the evaluation of any of the two Earn-Out Periods.
3.REPRESENTATIONS AND WARRANTIES

1.Representations and Warranties of the Sellers. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer, on a several (and not joint and several) basis, that all of the statements contained in this Section 3.1 are correct and complete as of the Closing Date, except as set forth in Section 3.1 of the disclosure schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.1.
(a)Quota. The Seller is the owner of the Quota set forth across from his name in Section 3.1(a) of the Disclosure Schedule. The Seller has good and marketable title to his Quota to be sold by such Seller pursuant to this Agreement, free and clear of any and all Liens, options or similar rights of any nature.
(b)Authorization of Transaction. The Seller has the full right, capacity, power and authority to execute and deliver this Agreement and all other documents and instruments entered into by such Seller in view of the transaction contemplated in this agreement, and to perform the Seller’s obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements, as applicable, to which the Seller is a party have been duly executed and delivered by the Sellers and, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.
(c)Non-contravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict in any way with any applicable Law to which the Seller is subject. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Lien on the Seller’s assets pursuant to the provisions of, any Contract or Permit. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of the Seller pursuant to the terms of, any Contract to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets are subject. Except as disclosed in Section 3.1(c) of the Disclosure Schedules each Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on the Seller’s assets pursuant to the provisions of, any Contract or Permit.
(d)Equity Documents. There are no agreements, documents and instruments relating to the Quota in any manner.
(e)No Injunctions. The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any Governmental Authority which would prevent the execution or delivery of this Agreement or the Ancillary Agreements by such Seller, or the sale of the Company Quota pursuant hereto.
(f)Brokers’ Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
2.Representations and Warranties Concerning each Opto-tech Entity. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers hereby represents and warrants to Buyer, on a joint and several basis, that all of the statements contained in this Section 3.2 are correct and complete as of the Closing Date, except as set forth in Section 3.2 of the Disclosure Schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.2.
(a)Organization, Qualification and Authority. Each Opto-tech Entity (i) is a limited liability company established under the laws of Italy, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (iii) is in good standing and is duly qualified to conduct business as a foreign corporation under the Laws of the jurisdictions listed on Section 3.2(a) of the Disclosure Schedule, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification. The originals of each Opto-tech Entity’s Organizational Documents, in each case as amended to date, have been delivered to Buyer.
(b)Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the necessary Opto-tech Entities and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on any Opto-tech Entity’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which any Opto-tech Entity is a party have been duly executed and delivered by such Opto-tech Entity and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitute legal, valid and binding obligations of such Opto-tech Entity, enforceable against such Opto-tech Entity in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity.
(c)Noncontravention.    Except as disclosed in Section 3.2(c) of the Disclosure Schedules, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will violate or conflict in any way with any applicable Law to which any Opto-tech Entity is subject or any provision of the Organizational Documents of any Opto-tech Entity, or result in the creation of any Lien upon any assets of any Opto-tech Entity pursuant to the terms thereof. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, no Opto-tech Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of any Opto-tech Entity pursuant to the terms of, any Contract to which any Opto-tech Entity is a party or by which any Opto-tech Entity is bound or to which any of such Opto-tech Entity’s assets are subject. Except as disclosed in Section 3.2(c) of the Disclosure Schedule, no Opto-tech Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on such Opto-tech Entity’s assets pursuant to the provisions of, any Contract or Permit.
(d)Capitalization.
(i)The corporate capital of each Opto-tech Entity has been duly authorized, validly issued, fully paid and are not subject to any preemptive rights with the exception of those rights provided by each Opto-tech Entity’s by-Laws, all of which are being waived by each Seller. There are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Opto-tech Entity is a party or which are binding upon any Opto-tech Entity providing for the issuance, disposition, or acquisition of any of any equity of any Opto-tech Entity. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any Opto-tech Entity, and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any equity of such Opto-tech Entity other than those provided by the By-Laws of each Opto-tech Entity. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the equity Quota of any Opto-tech Entity. As of the Closing, no Opto-tech Entity has declared any dividend or distribution which has not been paid in full, and no Opto-tech Entity is obligated to pay any dividend or distribution to any of the Sellers.
(ii)As of immediately prior to the Closing, (A) the Sellers set forth on the Payment Allocation Schedule are the record holders of all of the outstanding Quota in the respective amounts set forth in Schedule I, (B) the numbers set forth in the Payment Allocation Schedule are accurate and complete, (C) the Payment Allocation Schedule accurately states the portion of the Estimated Payment payable to each such Seller on the Closing Date, and (D) the Payment Allocation Schedule accurately states, for each Seller, the calculation of the Pro Rata Portion of the Estimated Payment.
(e)Subsidiaries.
(i)Save for Company’s ownership of Open Technologies S.r.l. no Opto-tech Entity owns or holds the right to acquire any stock, membership interest, partnership interest, joint venture interest or other equity securities in any other Person.
(ii)The Opto-tech Entities own all assets required to conduct the Business as conducted at the date of this Agreement, free and clear of all Liens.
(iii)Opto 3 S.r.l., T-LED S.r.l., ACIES S.r.l. and Q-TECH S.r.l. do not own as of the Closing Date any assets used in the Business and any asset previously owned by such entities and used in the Business has been duly transferred, with no restrictions whatsoever, to Company and/or Open Technologies S.r.l. prior to the Closing Date.
(iv)The Company has never directed or coordinated the operations of Opto 3 S.r.l., T-LED S.r.l., ACIES S.r.l. and Q-TECH S.r.l. for its own or third parties’ interest and in breach of the standards of “corretta gestione societaria e impreditoriale” as provided by article 2497 of the Italian Civil Code. All the corporate resolutions of Opto 3 S.r.l., T-LED S.r.l., ACIES S.r.l. and Q-TECH S.r.l. were taken in compliance with article 2497 ter of the Italian Civil Code.
(f)Financial Statements; Books and Records.

(i)Attached hereto as Section 3.2(f) of the Disclosure Schedule are correct and complete copies of: (A) the approved balance sheet of the Opto-tech Entities as at December 31, 2017 (the “Most Recent Fiscal Year End”) (such balance sheet, the “Latest Annual Balance Sheet”) and at December 31, 2016, and the related statements of income of the Opto-tech Entities for the fiscal years ended 31 December 2017 and 31 December 2016 (collectively, the “Latest Financial Statements”); and (B) the unaudited balance sheet of the Opto-tech Entities as at April 30, 2018, (the “Latest Balance Sheet Date”) (such balance sheet, the “Latest Balance Sheet”). The Latest Financial Statements and the Latest Balance Sheet are herein sometimes collectively referred to as the “Financial Statements.” Except as set forth on Section 3.2(f)(i) of the Disclosure Schedule, each of the Financial Statements was prepared on the basis of and in accordance with the books and records of the Opto-tech Entities kept in the Ordinary Course of Business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of the Opto-tech Entities as of its respective date, and the results of operations of the Opto-tech Entities for the periods related thereto, in each case in accordance with PCN, using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Annual Balance Sheet, except in the case of the Latest Balance Sheet for the absence of footnote disclosure and year-end adjustments, none of which would be material, individually or in the aggregate.
(ii)The books and records of the Opto-tech Entities are and have been properly prepared and maintained in form and substance in compliance with PCN and accurately reflect all contracts and transactions to which the Opto-tech Entities are or were a party or by which the Opto-tech Entities or any of their respective businesses or assets are or were affected. The minute books of each Opto-tech Entity correctly reflect all resolutions adopted and all other material actions taken at all meetings or through written consents of the governing bodies (including committees thereof) and the equityholders of such Opto-tech Entity. The “visure camerali” delivered to Buyer pursuant to the Agreement correctly reflects as of the Closing Date all issuances and transfers of the equity securities of such Opto-tech Entity. All title deeds relating to the assets of each Opto-tech Entity, and executed copies of all agreements to which such Opto-tech Entity is a party, and the original copies of all other documents which are related in any manner to the Business (including a copy of every note, lien, charge, mortgage, or other instrument evidencing or creating any Lien over any property of such Opto-tech Entity) are in the possession of such Opto-tech Entity.
(g)Recent Events. Since the Most Recent Fiscal Year End (i.e., 31 December 2017), no Opto-tech Entity has experienced or suffered, and there is no Basis to believe such Opto-tech Entity may experience or suffer, any Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Latest Balance Sheet (dated 30 April 2018), since the Most Recent Fiscal Year End (i.e., 31 December 2017), no Opto-tech Entity has, other than as set forth in Section 3.2(g) of the Disclosure Schedule:
(i)sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business:
(ii)accelerated, terminated, modified, canceled or committed any breach of any Contract (or series of related Contracts) either involving more than EUR100,000 or otherwise outside the Ordinary Course of Business;
(iii)canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than EUR50,000 or outside the Ordinary Course of Business;
(iv)experienced any damage, destruction, or loss to its property in excess of EUR50,000 in the aggregate (whether or not covered by insurance);
(v)created or suffered to exist any Lien upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liability in excess of EUR50,000;
(vi)declared, set aside, or paid any dividend or distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any equity securities;
(vii)entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any manager, officer, director, equityholder or other insider or Affiliate of such Opto-tech Entity (other than salaries and employee benefits in the Ordinary Course of Business);
(viii)made or committed to make any capital expenditures or entered into any other material transaction outside the Ordinary Course of Business or involving an expenditure in excess of EUR50,000;
(ix)entered into, amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such Plans delivered to Buyer) any Plan, or announced or otherwise committed to any such entry, amendment or modification;
(x)entered into any employment agreement or collective bargaining agreement, made any general wage or salary increase or granted any increase in excess of EUR10,000 in the salary of any employee of such Opto-tech Entity or paid or committed to pay any bonus to any officer or employee, or such Opto-tech Entity or otherwise committed to any such entry, increase or payment;
(xi)changed the manner in which the Business has been conducted, including collection of accounts receivable, purchases of raw materials and other Inventory or payment of accounts payable;

(xii)changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;
(xiii)changed the relationship with any customer or supplier which might reasonably be expected to result in a Material Adverse Effect; or
(xiv)committed (orally or in writing) to any of the foregoing.
(h)Indebtedness; Undisclosed Liabilities.
(i)Set forth in Section 3.2(h) of the Disclosure Schedule is a true and complete list of (A) all Contracts relating to Indebtedness to which any Opto-tech Entity is a party or guarantor, and (B) in each case, the amounts outstanding in respect of such Indebtedness as of the Closing Date.
(ii)No Opto-tech Entity has any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against such Opto-tech Entity giving rise to any such Liabilities, except for: (A) Liabilities set forth on the Latest Balance Sheet; (B) Liabilities in an amount less than EUR100,000 which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand); and (C) Liabilities under Material Contracts (as defined below) (in each case, none of which is a Liability resulting from breach of such Material Contract).
(i)Tax Matters.
(i)Each Opto-tech Entity has timely filed, or has timely filed for extensions to file, all income and other material Tax Returns required to be filed thereby through the Closing Date. Such Tax Returns are true, correct and complete in all respects and each Opto-tech Entity has timely paid and discharged all Taxes owed by or with respect to such Opto-tech Entity (whether or not shown as due on such Tax Returns). Each Opto-tech Entity has withheld, collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected. No Opto-tech Entity is currently the beneficiary of any extension of time within which to file any Tax Return.
(ii)Each Opto-tech Entity’s Liability for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax sharing agreement), (A) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Latest Balance Sheet and (B) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Opto-tech Entity in filing its Tax Returns.
(iii)Each Opto-tech Entity has previously provided to Buyer correct copies of all Tax Returns filed with respect to such Opto-tech Entity for all taxable periods ended for which the applicable statute of limitations has not yet closed. None of such Tax Returns have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by such Opto-tech Entity for such taxable periods. No Opto-tech Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.
(iv)No action, suit, proceeding or audit is pending against or with respect to any Opto-tech Entity regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to any Opto-tech Entity regarding Taxes.
(v)No Opto-tech Entity is a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and no Opto-tech Entity has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.
(vi)No claim has ever been made by a Taxing Authority in a jurisdiction where any Opto-tech Entity does not file Tax Returns that such Opto-tech Entity is or may be subject to taxation by such jurisdiction.
(vii)There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of any Opto-tech Entity.
(viii)No Opto-tech Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “settlement agreement” to permanently settle a Tax matter pursuant to an applicable law; (D) deferred intercompany gain or any excess loss account; (E) installment sale made prior to the Closing Date; or (F) prepaid amount received on or prior to the Closing Date.
(j)Title and Condition of Properties.
(i)Leased Real Property. Section 3.2(j)(i) of the Disclosure Schedule sets forth a brief description of all leasehold or subleasehold estates and other rights to hold, use, possess or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by each Opto-tech Entity (the “Leased Real Property”), and all Leases relating thereto. Except as set forth in Section 3.2(j)(i) of the Disclosure Schedule, other than the Leased Real Property, there is currently no other Leased Real Property. Except as set forth in Section 3.2(j)(i) of the Disclosure

Schedule: (A) all Leases relating to the Leased Real Property are legal, valid, binding and enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party and the application of any bankruptcy or creditor’s rights Laws; (B) the transactions contemplated by this Agreement do not require the consent to assignment of any other party to any of the Leases, will not result in a breach or default under any of the Leases, and will not otherwise cause any of the Leases to cease to be enforceable and in full force and effect on identical terms following the Closing; (C) no Opto-tech Entity is and, to the Knowledge of Company, no other party is in breach or default under any such Lease; (D) such Lease has not been assigned by such Opto-tech Entity (or to the Knowledge of Company, other than collaterally, by the landlord thereunder), supplemented, or amended except as set forth in Section 3.2(j)(i) of the Disclosure Schedule; (E) no Opto-tech Entity has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, except for the sublease agreements with Opto 3 S.r.l. and Q-TECH S.r.l.; (F) (x) the current uses of the Leased Real Property are in material compliance with all applicable zoning and other land use or occupancy requirements, and (y) each Opto-tech Entity, to the extent required by any applicable Laws, is in possession of all material certificates of occupancy with respect to the Leased Real Property issued by the appropriate Governmental Authorities; (G) no construction, alteration, or other leasehold improvement work with respect to such Lease remains to be paid for or performed by any party to such Lease except for any such work required by the parties thereunder as part of the maintenance, repair and replacement obligations, including without limitation with respect to casualty damage; (H) the improvements located on the Leased Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in an operating condition good for the use to which the same are put by such Opto-tech Entity in the current operation of the Business, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred; and (I) each Opto-tech Entity has all necessary access to and from the Leased Real Property as is reasonably adequate for the current operation thereof. Each Opto-tech Entity holds, subject to the terms and conditions of the Leases described on Section 3.2(j)(i) of the Disclosure Schedule, good leasehold title to, and actual and exclusive possession of, the Leased Real Property, free and clear of Liens other than Permitted Liens. Each Opto-tech Entity has delivered or made available to Buyer complete and accurate copies of each of the Leases for the Leased Real Property, and none of the Leases have been modified in any material respect or extended, except to the extent that such modifications or extensions are disclosed by the copies delivered or made available to Buyer.
(ii)Owned Real Property. No Opto-tech Entity owns, or has ever owned, any real property.
(iii)Title to Assets. Each Opto-tech Entity owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the personal property and assets reflected on the Latest Balance Sheet or acquired by any of them after the Latest Balance Sheet Date, except for (A) assets which have been sold to customers since the Latest Balance Sheet Date in the Ordinary Course of Business, (B) Liens securing Liabilities reflected on the Latest Balance Sheet (all of which will be released at Closing), (C) Liens for current Taxes not yet due and payable, and (D) Permitted Liens.
(iv)Inventories. All Inventory of each Opto-tech Entity consists of items of a quantity and quality useable and/or saleable in the Ordinary Course of Business, except for items of obsolete material and materials below standard quality, all of which have been written down on the Latest Balance Sheet to estimated realizable market value and which items, prior to being written down, did not (and do not now) constitute a material portion of the Inventory either in quantity or value and all such write downs did not materially and adversely affect the financial condition or earnings of such Opto-tech Entity. With the exception of items of below standard quality which have been written down to their estimated realizable market value, the Inventory is free from material defects in materials and/or workmanship. The product mix of the Inventory is consistent with such Opto-tech Entity’s expectations of the demands of its customers. Since the Latest Balance Sheet Date, there has not been a material change in the level of the Inventory other than in the Ordinary Course of Business, or the method of valuing the Inventory. All Inventory (other than Inventory in transit) is located at a Leased Real Property location, except for the Inventory located at the Opto-tech Entities clients’ and/or suppliers’ premises for tests, demonstrations and manufacturing. All of the Inventory is of such quality as to be compliant in all material respects with the current quality control standards of such Opto-tech Entity. None of the Inventory is adulterated, contaminated or misbranded in any respect.
(v)Condition and Sufficiency of Assets. All of each Opto-tech Entity’s equipment, molds, tooling and other tangible personal property and assets are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the Ordinary Course of Business and have been properly maintained and serviced. There is no material item of plant, machinery or equipment which is reasonably expected to require replacement in the twelve (12) month period following the Closing Date, for the conduct of the Business as it is currently conducted. The personal property and assets shown on the Latest Balance Sheet or acquired after the Most Recent Fiscal Year End, the lease rights under the leases of personal property and the Intellectual Property owned or used by each Opto-tech Entity under valid license, constitute all the assets and services used by such Opto-tech Entity in operating its business as it is currently operated by such Opto-tech Entity, and all such assets are located at the Leased Real Property locations. Except as set forth in Section 3.2(j)(v) of the Disclosure Schedule, neither the Sellers nor any other employees and officers, directors or independent contractors of any Opto-tech Entity nor its Affiliates owns any rights in any assets, tangible or intangible, which are used by or reasonably required for the operation of the Business.
(k)Intellectual Property.
(i)Section 3.2(k)(i) of the Disclosure Schedule sets forth a list of all (A) trademark and service mark registrations and pending registration applications, and Internet domain name registrations, (B) patents and pending patent applications, and (C) copyright registrations and pending registration applications, in each case, which are Company-Owned Intellectual Property (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for. All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, and all registrations are valid and enforceable.
(ii)The rights of each Opto-tech Entity in and to each item of the Company-Owned Intellectual Property are exclusively owned outright by such Opto-tech Entity, free and clear of any Liens. Except to the extent provided in the Licenses-In identified in Section 3.2(k)(ii) of the Disclosure Schedule, all of each Opto-tech Entity’s rights in and to the Company Intellectual Property are freely assignable, transferable, or licensable in such Opto-tech Entity’s own name, including the right to create derivatives, modifications and improvements without any restrictions or obligations to make payment to any third party, and no Opto-tech Entity is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the Company Intellectual Property. Except as disclosed in Section 3.2(k)(ii) of the Disclosure Schedule no Company Owned Intellectual Property was developed, created, or modified with any funding from any Governmental Authority or any academic institution.
(iii)No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by any Opto-tech Entity exists or has occurred under any material License-In or other agreement pursuant to which such Opto-tech Entity uses or has rights to the Company Intellectual Property, no Opto-tech Entity is in receipt of any communication regarding the same, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a payment due any party or forfeiture under, or constitute a Basis for termination of, any such License-In or other agreement or other rights to any Company Intellectual Property.
(iv)The Opto-tech Entities exclusively own or have the exclusive right to use all Company Intellectual Property, and the Company Intellectual Property is all of the Intellectual Property used to provide, sell and/or license the products and services currently provided, sold and licensed by the Opto-tech Entities and presently contemplated by the Opto-tech Entities to be provided, sold and licensed by the Opto-tech Entities, and to otherwise conduct the Business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of any Opto-tech Entity to use or sublicense any Intellectual Property owned by others.
(v)As of the Closing Date, none of the Opto-tech Entities’ rights to the Company Intellectual Property have lapsed, expired or been abandoned, except Company Intellectual Property no longer used in any manner by any Opto-tech Entity in the Business as presently conducted.
(vi)None of the Company-Owned Intellectual Property has been adjudged invalid, not subsisting or unenforceable in whole or in part. No proceeding by any third party contesting the validity, enforceability, use, ownership or other rights related to any of the Company-Owned Intellectual Property is currently outstanding or pending or, to Company’s Knowledge, is threatened.
(vii)There is no Basis for any claim against any Opto-tech Entity asserting any infringement, misappropriation, interference with, or conflict or asserting unfair competition or violation of trade practices under the Laws of any jurisdiction, or that such Opto-tech Entity does not have the exclusive, legal right to own, enforce, sell, encumber, license, sublicense, lease or otherwise use or transfer any Company-Owned Intellectual Property, process, product or service; nor has any third party notified any Opto-tech Entity of any claim asserting any of the foregoing. Except as set forth on Section 3.2(k)(vii) of the Disclosure Schedule, within the three (3) year period prior to the Closing, no Opto-tech Entity has sent or otherwise communicated to any other Person any claim of, and there are not any, present, impending or threatened infringement, misappropriation, interference with, or conflict by any other Person of any Company-Owned Intellectual Property, or assertion of unfair competition or violation of trade practices under the Laws of any jurisdiction by any other Person related to any Opto-tech Entity.
(viii)Each Opto-tech Entity has taken all necessary action (as reasonably necessary and/or as required by applicable Law) to maintain and protect all of the Company-Owned Intellectual Property, including the personal information of any third parties. No Opto-tech Entity has made any Confidential Information included within the Company-Owned Intellectual Property available to any Person except pursuant to written confidentiality agreements. No employee or independent contractor of any Opto-tech Entity has performed, or is performing services for such Opto-tech Entity, in violation of any term of any employment, invention/work product disclosure or assignment, confidentiality, non-competition agreement, or other restrictive covenant or any order, decree, judgment, or the like. The Opto-tech Entities own and possess the entire right, title and interest in and to (including the right to seek future and unrecovered past damages with respect to third party infringement and to make derivative works, improvements and modifications without future payments) all Company-Owned Intellectual Property.
(ix)No former or current employee or independent contractor of any Opto-tech Entity has asserted any claim or right to any of the Company-Owned Intellectual Property; and no Opto-tech Entity has hired or engaged any former or current employee or independent contractor of such Opto-tech Entity that would cause any third party to allege any violation of such third party’s proprietary rights, and no third party has made any charge or claim, and to the Knowledge of Company, threatened claim or any suit or action asserting the foregoing. Each current employee of any Opto-tech Entity that has participated in or been involved in the development of any Company-Owned Intellectual Property has entered pursuant to Section 2.6(b)(ii)(B) into a valid and enforceable Intellectual Property and Confidentiality Agreement with such Opto-tech Entity. With the exception of the R&D Employees none of the current employee of any Opto-tech Entity has participated in or was involved in the development of any Company-Owned Intellectual Property.
(x)Section 3.2(k)(x) of the Disclosure Schedule identifies each Person to whom any Opto-tech Entity has licensed, leased or otherwise transferred or granted any interest or rights to any Company-Owned Intellectual Property, and the date and all other material provisions of each such license, lease or other transfer or grant.
(xi)The computer systems, including software, presently used by the Opto-tech Entities in the conduct of the Business (collectively, the “Business Systems”) are fully functional and sufficient for the needs of the Business. Each Opto-tech Entity maintains commercially reasonable data recovery, security, disaster recovery, encryption and other security protocol technology and business continuity plans, procedures and facilities, the whole as listed in Section 3.2(xi) of the Disclosure Schedule. Those security measures have been tested on a periodic basis and they have proven effective upon such testing. In the last twelve (12) months there has been neither any material failure nor unauthorized use, access, interruption, modification or corruption of any Business System (or any data, information or transactions stored or contained therein or transmitted thereby) that has not been remedied or replaced in all material respects.
(l)Contracts. Section 3.2(l) of the Disclosure Schedule lists each of the following Contracts to which any Opto-tech Entity is a party (collectively, the “Material Contracts”):
(i)any Contract (or group of related Contracts) for the lease of personal property from or to third parties with annual payments exceeding EUR50,000 or with a term exceeding one year;
(ii)any Contract concerning a partnership, distributorship, agency, marketing agreement or joint venture;
(iii)any Contract (or group of related Contracts) under which such Opto-tech Entity has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness, or (B) imposed (or may impose) a Lien on any of such entity’s assets, tangible or intangible;
(iv)all Contracts under which the work by such Opto-tech Entity is not yet complete, or under which such Opto-tech Entity otherwise has ongoing obligations;
(v)any Contract with any Affiliates of such Opto-tech Entity, the Sellers, or any of their respective Affiliates or any of their respective managers, directors or officers;
(vi)any collective bargaining agreement, labor contract, or other agreement or understanding with any labor organization or labor union;
(vii)any agreement with any officer, manager, individual employee, consultant, independent contractor or other Person that (A) describes any terms or conditions of employment or engagement of such Person, including but not limited to any employment agreement, retention agreement, severance agreement, compensation agreement, change of control agreement, consulting agreement, and independent contractor agreement, (B) imposes upon any officer, manager, individual employee, consultant, independent contractor or other Person any obligation with respect to the assignment of inventions or the nondisclosure or confidentiality of proprietary or confidential information or trade secrets, or (C) restricts the activities of any officer, manager, individual employee, consultant, independent contractor or other Person during or after his or her employment or engagement by such Opto-tech Entity, including any agreement that restricts any such Person’s ability to compete with any Person, provide services to any Person, solicit any Person’s employees, or solicit any Person’s actual or prospective customers, suppliers, or vendors;
(viii)any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the Ordinary Course of Business, or any agreement or commitment with respect to the lending or investing of funds to or in other Persons;
(ix)any Contract or group of related Contracts with the same party (or group of related parties) either (A) requiring payments after the date hereof to or by such Opto-tech Entity of more than EUR50,000 or (B) not terminable by such Opto-tech Entity on sixty (60) days or less notice;
(x)any Contract, the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated by this Agreement involving such Opto-tech Entity;
(xi)any other Contract or group of related Contracts not entered into in the Ordinary Course of Business or the breach, default or termination of which would have a Material Adverse Effect;

(xii)any Contract to which such Opto-tech Entity is a party which is capable of being terminated by the other party upon the occurrence of a transaction of the nature contemplated by this Agreement;
(xiii)any Contract that restricts the right of such Opto-tech Entity to engage in any line of business or compete with any Person or otherwise to freely engage in operations anywhere in the world (including any Contract providing for non-solicitation or employees or other business relations, providing for exclusivity or requirements supply terms or for “most favored nation” pricing or other terms),
(xiv)any Contract regarding confidentiality or nondisclosure;
(xv)any Contract related to Intellectual Property (other than licenses of generally available, non-customized computer software granted to such Opto-tech Entity with a total replacement cost of less than EUR50,000);
(xvi)any Contract which involves payment by any party of amounts determined by reference to fluctuations in any retail prices or other index or in the rate of exchange for any currency;
(xvii)any Contract with any (A) Governmental Authority, or (B) Top Customer or Top Supplier (as such terms are defined below); or
(xviii)any Contract which cannot readily be fulfilled or performed by such Opto-tech Entity on time without penalty without excessive or unusual expenditure of money, effort or personnel;
(xix)any Contract requiring indemnification of another Person;
(xx)any Contract which is of a loss-making nature (that is, likely to result in a loss to such Opto-tech Entity) on completion of performance ascertained by reference to gross margin (being sales less attributable labor, materials and overheads in accordance with PCN); and
(xxi)any Contract whereby such Opto-tech Entity is obligated to pay royalties or license fees to another Person; and
(xxii)any other Contract that is material to the Business.
Each Opto-tech Entity has delivered or otherwise made available to Buyer a correct and complete copy of each written Material Contract (including all amendments thereto). With respect to each written Material Contract: (A) the Material Contract is legal, valid, binding, enforceable, and in full force and effect, subject to the application of any bankruptcy or creditor’s rights Laws; (B) the Material Contract will continue to be legal, valid, binding, and enforceable and in full force and effect against such Opto-tech Entity (and, to the Knowledge of Company, the other parties thereto) on identical terms immediately after the Closing Date; (C) neither any Opto-tech Entity nor, to the Knowledge of Company, any other party to the Material Contract, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Knowledge of Company, no party has repudiated any provision of any such Material Contract. Section 3.2(l) of the Disclosure Schedule sets forth a description of all of the material terms of each oral Contract which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 3.2(l), and all such oral Contracts shall be deemed to be included in Material Contracts. Correct and complete copies of the general forms of purchase or (for goods and services) sale used by each Opto-tech Entity have been delivered to Buyer, along with a description of any variances therefrom or modifications thereto.
(m)Notes and Accounts Receivable. All notes and accounts receivable of any Opto-tech Entity are reflected properly on such Opto-tech Entity’s books and records. Such receivables are valid receivables, and subject to no set offs or counterclaims, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet, as adjusted for operations and transactions in accordance with the past custom and practice of such Opto-tech Entity. Since the Most Recent Fiscal Year End, there has not been a material change in the aggregate amount of the accounts receivable of any Opto-tech Entity, or the aging thereof.
(n)Bank Accounts; Powers of Attorney. Section 3.2(n) of the Disclosure Schedule sets forth a list of all of each Opto-tech Entity’s bank accounts, safe deposit boxes and lock boxes (including account numbers and lists of authorized signatories). There are no outstanding powers of attorney executed by or on behalf of any Opto-tech Entity.
(o)Litigation. Section 3.2(o) of the Disclosure Schedule sets forth each instance in which any Opto-tech Entity: (i) is (or within the past five (5) years has been) subject to any judgment, order, decree, stipulation, injunction or charge; or (ii) is (or within the past five (5) years has been) a party to or, to the Knowledge of Company, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.2(o) of the Disclosure Schedule could reasonably be expected to result in material Liability for any Opto-tech Entity. There exists no Basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against any Opto-tech Entity.
(p)Employees; Consultants, Employment Matters.
(i)No group of employees or key employee or consultant has informed any Opto-tech Entity, any of the Sellers or any officer or director of any Opto-tech Entity of any plans to terminate his, her or their employment/

consultancy with such Opto-tech Entity generally or as a result of the transactions contemplated hereby or otherwise. Except as set forth on Section 3.2(p)(i) of the Disclosure Schedule, no Opto-tech Entity is party to or bound by any collective bargaining agreement, labor contract, or other oral or written agreement or understanding with a labor organization or labor union. Except as set forth on Section 3.2(p)(i) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, with respect to each Opto-tech Entity: (A) there has not been (and to the Knowledge of Company, is not now threatened) any strike, lockout, picketing, handbilling, primary or secondary boycott, work stoppage or slowdown, labor dispute, or similar labor activity, involving such Opto-tech Entity; (B) no employees of such Opto-tech Entity have been represented by a labor union or labor organization with respect to their employment by such Opto-tech Entity; (C) such Opto-tech Entity has not been a party to or negotiated any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any labor union or labor organization; (D) no labor organization, labor union, or employee of such Opto-tech Entity has attempted to organize any employees of such Opto-tech Entity, made a demand for voluntary recognition, presented such Opto-tech Entity with any petitions or authorization cards seeking to have a labor organization or labor union represent any group of employees (nor, to the Knowledge of Company, has any of these actions been threatened); (E) such Opto-tech Entity has not authorized any employer or multiemployer association or organization to represent such Opto-tech Entity in collective bargaining with any labor organization or labor union; (F) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement has been filed against such Opto-tech Entity, nor, to the Knowledge of Company, is any now threatened; (G) no claim has been filed with any Governmental Authority alleging that such Opto-tech Entity has violated any Law related to employment/consultancy or termination of employment/consultancy, employment/consultancy policies or practices, terms and conditions of employment/ consultancy, compensation, labor or employee relations, equal employment opportunity, and fair employment practices, whistle-blowing, retaliation, or employee safety or health (“Employment Laws”) nor, to the Knowledge of Company, is any now threatened, and such Opto-tech Entity has no Knowledge of any Basis for any such claim; and (H) such Opto-tech Entity has not received any written notice that any Governmental Authority responsible for the enforcement of any Employment Law sought or intended to conduct any inspection, investigation, audit, or compliance review pertaining to any employees of such Opto-tech Entity.
(ii)Section 3.2(p)(ii) of the Disclosure Schedule sets forth the following: a true, complete and accurate list of each current employee or consultant of each Opto-tech Entity, his or her date(s) of hire or engagement by such Opto-tech Entity, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), the number of such employee’s accrued sick days and vacation days, immigration status, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Except as disclosed on Section 3.2(p)(ii) of the Disclosure Schedule, no Opto-tech Entity has any unsatisfied Liability to any previously terminated employee or independent contractor or consultant. Each Opto-tech Entity has disclosed to Buyer all of its written employee handbooks, policies, programs and arrangements, and have provided Buyer with a written summary of all of its oral employee handbooks, policies, programs and arrangements.
(iii)Each Opto-tech Entity has complied in material respects with all applicable Employment Laws, including but not limited to any provisions thereof relating to wages, hours, withholding, immigration, termination pay, vacation pay, fringe benefits, pension plans, collective bargaining and the Plans and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and such Opto-tech Entity is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.
(iv)Each Person whom any Opto-tech Entity currently retains as a consultant or previously retained as a consultant qualifies, or at all times while performing services for such Opto-tech Entity qualified, as an independent contractor and not as an employee of such Opto-tech Entity under the applicable Law. No Opto-tech Entity has any Liability, whether absolute or contingent, including any obligations under any Plans, with respect to any misclassification of an individual performing services to such Opto-tech Entity as an independent contractor or consultant rather than as an employee. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any Opto-tech Entity to be in breach of any agreement with any employee, contractor or consultant or cause such Opto-tech Entity or any of its Affiliates to be liable to pay any severance or other amount to any employee, contractor or consultant of such Opto-tech Entity.
(v)No Opto-tech Entity has incurred, and no circumstances exist under which such Opto-tech Entity could incur, any Liability for the misclassification of employees as consultants or independent contractors or for the hiring of illegal aliens. No Opto-tech Entity has been the subject of an immigration compliance or employment visit from, nor has any Opto-tech Entity been assessed any fine or penalty by, or been the subject of any order or directive of any Governmental Authority.
(vi)Section 3.2(p)(vii) of the Disclosure Schedule lists each employee of any Opto-tech Entity whose employment with such Opto-tech Entity terminated within the ninety (90) calendar days ending on the Closing Date, including each such employee’s name, job title, work location, date of termination, and type of termination (involuntary termination, voluntary termination, layoff, or reduction in work hours).

(q)Employee Benefit Plans. The Opto-tech Entities have no Plans other than the Plans implemented by each Opto-tech Entity pursuant to applicable Law and set forth on Section 3.2(q) of the Disclosure Schedule. Furthermore, there are no pending, or to the Knowledge of Company, threatened or unresolved private or governmental actions, claims or proceedings with respect to any Plan (other than routine, uncontested for benefits) and no facts or circumstances exist which could reasonably be expected to give rise to any such actions or proceedings; no Plan has any unfunded liabilities and all contributions, premiums and other payments required to be made by any Opto-tech Entity to or under the Plans have been made timely and all such contributions, premiums and other payments not yet due have been properly accrued on the books of each Opto-tech Entity and in accordance with such Opto-tech Entity’s usual accounting practice Each Opto-tech Entity has complied in material respects with all the regulations applicable to Plans.
(r)Licenses, Permits and Approvals. Section 3.2(r) of the Disclosure Schedule lists all material domestic and foreign governmental, regulatory and industry licenses, permits, certifications and approvals necessary to or used in the Business as presently conducted (the “Permits”). All such Permits are in full force and effect. There are no material violations by any Opto-tech Entity of, or any claims or proceedings, pending or threatened, challenging the validity of or seeking to discontinue, any such Permits. None of the of the products of the Business qualifies, under the applicable Law, as a medical device (“dispositivo medico”); accordingly, all the products of the Business can be sold and distributed with no need to obtain any domestic and foreign governmental, regulatory and industry licenses, permits, certification and approval.
(s)Unlawful Payments. No payments of either cash or other consideration have been made to any Person by any Opto-tech Entity or the Sellers or on behalf of any Opto-tech Entity or Sellers by any agent, employee, officer, manager, director, or equityholder of any Opto-tech Entity or any other Person, that were unlawful under the Laws.
(t)Compliance with Laws.
(i)Each Opto-tech Entity and its respective facilities are in compliance with and have not in the past violated any applicable Law, and no notice of any claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by such Opto-tech Entity, or filed, commenced or to the Knowledge of Company threatened against such Opto-tech Entity alleging any such violation. No Opto-tech Entity is subject (or has, within the five (5) year period prior to the Closing Date, been subject) to any adverse inspection, finding of deficiency, finding of non-compliance, compelled recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products or services provided by such Opto-tech Entity by any Governmental Authority.
(ii)Each Opto-tech Entity is conducting, and has always conducted the Business in compliance with all applicable Laws that relate to or govern: (A) the collection, compilation, use, storage, security, disclosure and transfer of personal data; (B) sending or causing or permitting to be sent to an electronic address a commercial electronic message; and (C) installing or causing to be installed a computer program on any other Person’s computer systems. Furthermore each Opto-tech Entity is, and has always been, in compliance with the privacy and data protection provisions in all Contracts as well as each Opto-tech Entity’s policies and procedures related to privacy, personal data, data retention, integrity and security, network security, risk management, management of vendors, business partners and service providers, information handling, and sending or causing or permitting to be sent to an electronic address a commercial electronic message. Copies of such policies and procedures have been disclosed to the Buyer.
(u)Suppliers and Customers.
(i)Section 3.2(u)(i) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) customers of each Opto-tech Entity (by revenue for the twelve (12)-month period ending 31 December 2017) (the “Top Customers”). Since 1 January 2018, no Top Customer has canceled or otherwise materially adversely modified its relationship with such Opto-tech Entity, and no such Top Customer has advised such Opto-tech Entity of any intention to do so, and there are no pending disputes, and such Opto-tech Entity has not received any written notices of dissatisfaction, with or from any Top Customer.
(ii)Section 3.2(u)(ii) of the Disclosure Schedule sets forth a true and complete list of the top ten (10) suppliers of each Opto-tech Entity (by costs paid by such Opto-tech Entity for the twelve (12)-month period ending 31 December 2017) (the “Top Suppliers”). Since 1 January 2018, no Top Supplier has canceled or otherwise materially adversely modified its relationship with such Opto-tech Entity, and no such Top Supplier has advised such Opto-tech Entity of any intention to do so, and there are no pending disputes, and such Opto-tech Entity has not received any written notices of dissatisfaction, with or from any Top Supplier.
(v)Insurance. Section 3.2(v) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which any Opto-tech Entity is party at the Closing Date, a named insured, or otherwise the beneficiary of coverage at any time: (A) the name, address, and telephone number of the agent; (B) the name of the insurer, the name of the policyholder, and the name of each covered insured; (C) the policy number and the period of coverage; and (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) no Opto-tech Entity, nor to the Knowledge of Company any other party to the policy, is in breach or default, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 3.2(v) of the Disclosure Schedule sets forth descriptions of all claims submitted by or on behalf of each Opto-tech Entity pursuant to such insurance policies (as in effect on the date hereof or for the past three (3) years), and each Opto-tech Entity has provided proper and timely notice of all such claims in accordance with the terms of all such policies.
(w)Product Warranty; Product Liability. Except as otherwise set forth in Section 3.2(w) of the Disclosure Schedule: (i) there exists no (A) latent defect in the design or manufacture of any of the products of the Business, or (B) pending or, to the Knowledge of Company, threatened action, suit, inquiry, proceeding or investigation by or before any Governmental Authority relating to any product alleged to have been manufactured, distributed or sold by the Business to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; (ii) there exists no pending or, to the Knowledge of Company, threatened product liability claims, except to the extent reserved for on the face of the Latest Balance Sheet; (iii) there is no Basis for any such suit, inquiry, action, proceeding, investigation or claim; and (iv) in the three (3) year period prior to the Closing Date, there have been no recalls relating to products manufactured or sold by any Opto-tech Entity, and there are no pending, or, to Company’s Knowledge, threatened recalls relating to products manufactured, distributed or sold by any Opto-tech Entity. Section 3.2(w) of the Disclosure Schedule sets forth the material terms and conditions of all express product warranties for products sold by each Opto-tech Entity prior to the Closing which are binding upon such Opto-tech Entity immediately following the Closing. The expense incurred by the Opto-tech Entities to satisfy product warranty claims did not exceed EUR30,000 in the aggregate in either of the 2017 or 2016 fiscal years.
(x)Broker’s Fees. Neither the Opto-tech Entities nor the Sellers have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(y)Potential Conflicts of Interest. Except as set forth in Section 3.2(y) of the Disclosure Schedule, no officer, director or equityholder of any Opto-tech Entity: (i) owns, directly or indirectly, any interest in or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any Opto-tech Entity; (ii) owns, directly or indirectly, in whole or in part, any interest in Company Intellectual Property; (iii) has any loan outstanding to or cause of action or other claim whatsoever against any Opto-tech Entity, except for claims in the Ordinary Course of Business, for accrued salary, bonus, vacation pay, and benefits under Plans; or (iv) has made, on behalf of any Opto-tech Entity, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer, director or manager of any Opto-tech Entity or relative of any of the foregoing, is a partner or equityholder.
(z)Environmental.
(i)Each Opto-tech Entity is and has been at all times in compliance in all material respects with all Environmental Laws and are in possession of, and in compliance with, all Permits relating to Environmental Laws necessary to carry on and conduct the Business as presently conducted, and a complete list of such Permits is listed in Section 3.2(z)(i) of the Disclosure Schedule;
(ii)no notice, demand, or claim has been received by or served on any Opto-tech Entity, from any Person claiming or asserting any violation of or Liability under Environmental Laws, or demanding payment, contribution, indemnification, remedial action, removal action or any other action or inaction with respect to any actual or alleged environmental damage or injury to persons, property or natural resources;
(iii)there are no conditions or occurrences on, in, at, or under any of the Leased Real Property that could give rise to material Liability under Environmental Laws;
(iv)there has been no spill, discharge or Release of Hazardous Material on, at, about, under or from the Leased Real Property, caused by any Opto-tech Entity, including, but not limited to, any that (A) requires investigation or remediation under Environmental Laws; or, (B) has resulted or could result in any material Liability under Environmental Laws;
(v)no building, equipment or other improvement on any Leased Real Property contains any (A) asbestos-containing materials; (B) polychlorinated biphenyls; or (C) underground storage tank for which any Opto-tech Entity has any Liability or responsibility, including under any lease document;
(vi)any storage, recycling, treatment, disposal or offsite transportation of Hazardous Materials by any Opto-tech Entity is, and always has been, conducted in compliance in all material respects with Environmental Laws;
(vii)No Opto-tech Entity has any environmental studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports related to the environmental condition or compliance status of the Leased Real Property, or other properties for which any Opto-tech Entity may have Liability, which have been conducted by or on behalf of any Opto-tech Entity; and
(viii)no investigation, administrative order, administrative order by consent, consent order, agreement, litigation or settlement is proposed or in existence or threatened or anticipated, with respect to or arising from environmental, health or safety aspects of the Leased Real Property or in any way related to any Hazardous Materials at, on or about the Leased Real Property or at any off-site location originating from the Leased Real Property, or at any site or location previously owned, operated or used by any Opto-tech Entity.
(aa)Restrictions on Business Activities. There is no judgment, injunction, order, decree, proceeding to which any Opto-tech Entity is a party or by which any Opto-tech Entity or its assets are or may be bound which prohibits or impairs the conduct of the Business by any Opto-tech Entity as it is currently conducted, nor, to the Knowledge of Company, is there any claim or proceeding pending or threatened with respect thereto.
(ab)No Breach of Data Protection Law. None of the following have occurred with respect to personal information collected, maintained, transmitted, used or disclosed by each of the Opto-tech Entities or any of their employees, agents or contractors: (A) violation of the data protection and security Laws; or (B) unauthorized or impermissible access, use, disclosure or modification of personal data.
3.Representations and Warranties of Buyer. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to Sellers that all of the statements contained in this Section 3.3 are correct and complete as of the Closing Date, except as set forth in Section 3.3 of the Disclosure Schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3.3.
(a)Organization and Authority. Buyer (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has the power and authority to enter into and to perform its obligations under this Agreement and (iii) has all requisite corporate power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted.
(b)Authorization of Transaction. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on such Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. This Agreement and each of the Ancillary Agreements, as applicable, to which the Buyer is a party have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).
(c)Noncontravention. Except as disclosed in Section 3.3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict in any way with any applicable Law of any Governmental Authority to which the Buyer is subject or any provision of the Organizational Documents of the Buyer, or result in the creation of any Lien upon any assets of the Buyer pursuant to the terms thereof, or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation of any Lien upon any asset of the Buyer pursuant to the terms of, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject. Except as disclosed in Section 3.3(c) of the Disclosure Schedule, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on the Buyer’s assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit.
(d)No Conflicts. The execution, delivery or performance of this Agreement or any other agreement or transaction contemplated herein, will not (i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the by-laws of the Buyer or any material contract under which Buyer is bound, or (ii) violate any applicable Legal Requirements.
(e)Access. Buyer has been given access to the assets, books, records, contracts of the Company, and has been given the opportunity to meet with officers, and other representatives of Seller and employees of the Company for the purpose of investigating and obtaining information regarding the Company's business, operations and legal affairs.
(f)Broker’s Fees. Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(g)Other. Buyer has the capacity to comply with and perform all of its covenants and obligations under this Agreement. Buyer is not subject to any order, judgment, injunction or ruling that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement. There is no legal proceeding pending, and no Person has threatened to commence any legal proceeding, that may have an adverse effect on the ability of Buyer to comply with or perform any of its covenants or obligations under this Agreement. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such legal proceeding.
4.CLOSING CONDITIONS
1.Conditions to Obligation of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:
(a)The representations and warranties set forth in Sections 3.1 and 3.2 which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Sections 3.1 and 3.2 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;
(b)There shall not have been, since the Latest Balance Sheet Date, any change in or effect on any Opto-tech Entity’s assets, financial condition, operating results, customer or employee relations, business prospects or financial statements theretofore supplied by any Opto-tech Entity or Sellers to Buyer which is or may reasonably be expected to result, in a Material Adverse Effect;
(c)Each of the deliveries contemplated by Section 2.6(b)(ii) shall have been made and the contents of the declarations, certificates and documents contemplated by Section 2.6(b)(ii) shall be true and correct in all respects at and as of the Closing Date; and
(d)No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transactions contemplated hereby or seek to impose any Liability on any Party as a result of the consummation of the transactions contemplated hereby, and all necessary regulatory approvals shall have been obtained.
2.Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:
(a)The representations and warranties set forth in Section 3.3 above which are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date, and the representations and warranties set forth in Section 3.3 which are qualified by materiality shall be true and correct in all respects at and as of the Closing Date;
(b)Each of the deliveries contemplated by Section 2.6(b)(iii) shall have been made; and
(c)No action, suit or proceeding shall be pending or threatened before any Governmental Authority which would prevent or inhibit the consummation of the transaction contemplated hereby or seek to impose any Liability on any Party as a result of the consummation of the transactions contemplated hereby.
3.No Waiver. Notwithstanding anything to the contrary set forth herein, if any of the conditions set forth in Section 4.1 have not been satisfied, the Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if the conditions specified in Section 4.2 shall not have been satisfied, the Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.
5.ADDITIONAL AGREEMENTS
1.Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing Date:
(a)General. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Sections 5.3 or Article 6 or the Party receiving such request was required to perform such action prior to or following the Closing and did not).
(b)Non-Competition.  In consideration of the transactions and of the consideration contemplated by this Agreement and in order to preserve and protect the goodwill and value of the Opto-tech Entities, the Business and the equity securities conveyed hereunder, the Sellers hereby agree as follows:
(i)During the period beginning on the Closing and ending on the fifth (5th) anniversary of the Closing (the “Non-Competition Period”), Matteo Carocci, Alessandro Patrioli and Gianfranco Chiapparini shall not, either directly or indirectly, to Participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided, however, that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock/quotas of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Restricted Party does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within North America, Europe, Australia, Asia and/or any other geographic areas in which any Opto-tech Entity transacted business within the twenty-four (24) month period prior to Closing which is engaged in or which proposes to engage in the Business or a business substantially similar to any portion of the Business, or is otherwise competitive with the Business or any Opto-tech Entity as of the Closing.

(ii)During the Non-Competition Period the Restricted Parties will not (A) induce or attempt to induce any employee of the Buyer or any Opto-tech Entity or any of their respective Affiliates (the “Buyer Group”) to leave such entity’s employ or in any way interfere with the relationship between any member of the Buyer Group and any of their employees, or actually hire any of the Buyer Group’s employees; provided, however, that the foregoing shall not prohibit any general advertisements or solicitations of employment by a Restricted Party or the hiring by a Restricted Party of any person if such person initiates contact with such Restricted Party in response to such general advertisement or solicitation, or (B) call on, solicit or service any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Business Relation”) to cease doing business with any member of the Buyer Group or in any way interfere with the relationship between any member of the Buyer Group and any such Business Relation.
(iii)Each Seller shall not make any statement, public or private, oral or written, to any Person that disparages the Buyer, any Opto-tech Entity, any of their Affiliates, or any of their respective managers, directors, officers, employees, equityholders, products or services.
(iv)The Buyer would suffer irreparable harm from a breach by the Restricted Parties of any of the covenants or agreements contained in this Section 5.1(b). In the event of an alleged or threatened breach by the Restricted Parties of any of the provisions of this Section 5.1(b), Buyer may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Competition Period described above will be tolled until such alleged breach or violation is resolved. The Sellers agree that the restrictions in this Section 5.1(b) are reasonable protections under the circumstances of the sale of the Quota to Buyer. If, at the time of enforcement of any of the provisions of this Section 5.1(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Sellers agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.
(c)Confidentiality.  The Sellers will treat and hold as confidential all of the Confidential Information, refrain from using or disclosing any of the Confidential Information (except, as applicable, as directed by Buyer) and shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the Sellers’ possession. In the event that the Sellers are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.1(c).
(d)Management of the Opto-tech Entity. Mr. Alessandro Patrioli and Mr. Matteo Carocci hereby agree, from the Closing Date and until their resignations as directors of each Opto-tech Entity are effective, (A) to manage each Opto-tech Entity so to ensure the Ordinary Course of Business and (B) to follow the instructions received from time to time from the Buyer.
2.Waiver and Release. Effective as of the Closing, each Seller, on behalf of itself, its successors and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of each Opto-tech Entity and its respective managers, directors, officers, employees, stockholders, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (“Released Parties”) with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in Italian, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known and or suspected, previously or now arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Closing Date (“Released Claims”). Each Seller further represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Seller further acknowledges that such Seller is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Seller hereby expressly waives, surrenders and agrees to forego any protection to which such Seller would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. This Section 5.2 shall not apply to claims against Buyer or any Opto-tech Entity for (a) the breach of any representations, warranties or covenants set forth herein or in the Ancillary Agreements, to the extent applicable, or (b) ordinary course wages or benefits owing and payable to such Seller.
3.Tax Matters.
(a)Tax Indemnification. From and after the Closing, the Buyer shall be indemnified and held harmless by the Sellers, on a joint and several basis, from and against any Liability for Taxes of each Opto-tech Entity for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date (a “Pre-Closing Tax Period”); provided, however, that the Buyer shall not be entitled to such indemnification with respect to any Estimated Income Taxes for the Pre-Closing Tax Period, to the extent such amount actually reduced the Net Financial Position.

(b)Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based upon or measured by income or receipts of the Opto-tech Entities or the enterprise value of the Opto-tech Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Opto-tech Entity holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of any Opto-tech Entity for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.
(c)Responsibility for Filing Tax Returns.
(i)The Seller Representative shall, at the Sellers’ cost and expense, prepare, or cause to be prepared, all Tax Returns required to be filed by or on behalf of each Opto-tech Entity for taxable periods ending on or before the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of such Opto-tech Entity, except as required by applicable Law. The Seller Representative shall deliver or cause to be delivered drafts of all such Tax Returns to Buyer for its review at least thirty (30) days prior to the due date of any such Tax Return; provided, however, that such drafts of any such Tax Return shall be subject to the Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(d)Cooperation and Records Retention. The Seller Representative and the Buyer shall (i) each provide the other, and the Buyer shall cause each Opto-tech Entity to provide the Seller Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause each Opto-tech Entity to retain and provide the Seller Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of any Opto-tech Entity for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause each Opto-tech Entity to retain, and the Seller Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the foregoing provisions.
(e)Transfer Taxes. The Buyer shall pay or cause to be paid in the appropriate manner 100% of any stamp duties (e.g. “imposta di registro in misura fissa ai sensi dell’art. 11 della Tariffa, Parte I, allegata al DPR 131/86” applicable to the short form transfer deed provided by Section 2.6(b)(i)), transfer tax or similar taxes or charges however levied by any governmental authority in connection with the transfer of the Quota (collectively, “Transfer Taxes”), including the notarial fees relating thereto and any penalties or interest with respect to Transfer Taxes, but excluding any capital gain or similar income taxes levied to Sellers by any governmental authority in connection with the transfer of the Quota.
(f)Tax Contests.
(i)The Buyer shall deliver a written notice to the Seller Representative in writing within 10 (ten) Business Days after the receiving of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of any Opto-tech Entity for which the Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”)., That the failure or delay to so notify the Seller Representative shall relieve the Sellers of any obligation or liability that the Sellers may have to the Buyer.
(ii)With respect to Tax Contests for Taxes of any Opto-tech Entity for a Pre-Closing Tax Period (other than a Straddle Period), the Seller Representative may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Seller Representative of the Tax Claim Notice. If the Seller Representative elects to assume and control the defense of such Tax Contest, the Seller Representative (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that the Seller Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of the Buyer or any of its Affiliates (including any Opto-tech Entity) for any Tax period ending after the Closing Date. If the Seller Representative elects to assume the defense of any Tax Contest, the Seller Representative shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Seller Representative sends such correspondence to any Taxing Authority), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding such Tax Contests).
(iii)In connection with any Tax Contest that relates to Taxes of any Opto-tech Entity for a Pre-Closing Tax Period that (i) the Seller Representative does not timely elect to control pursuant to Section 5.3(f)(ii) or (ii) the Seller Representative fails to diligently defend, such Tax Contest shall be controlled by the Buyer (and the Seller Representative shall reimburse the Buyer for all reasonable costs and expenses incurred by the Buyer relating to a Tax Contest described in this Section 5.3(f)(iii)) and the Seller Representative agrees to cooperate with the Buyer in pursuing such Tax Contest.
(iv)In connection with any Tax Contest for Taxes of any Opto-tech Entity for any Straddle Period, such Tax Contest shall be controlled by the Buyer; provided, that the Buyer shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of the Seller Representative, such consent not to be unreasonable withheld, conditioned or delayed. The Buyer shall (x) keep the Seller Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller Representative of any related correspondence and shall provide the Seller Representative with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (y) consult with the Seller Representative in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Seller Representative shall reasonably request, and, at its own costs and expenses, the Seller Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Governmental Authorities regarding such Tax Contests).
(g)Withholding.    Notwithstanding any other provision in this Agreement, Buyer and each Opto-tech Entity shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder (including any True-Up Payments and/or Earnout Payments). To the extent that amounts are so withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made.
(h)Adjustments to Purchase Price. The Parties agree to treat any amounts payable after the Closing Date by the Seller Representative to Buyer (or by Buyer to the Seller Representative) pursuant to this Agreement as an adjustment to the purchase price payable hereunder, unless otherwise required by Law or the good faith resolution of an audit.
6.INDEMNIFICATION
1.Indemnification.
(a)Survival Periods Generally.
(i)All of the representations and warranties of the Sellers under Sections 3.1 (Representations and Warranties of the Sellers), 3.2(a) (Organization, Qualification and Authority), 3.2(b) (Authorization of Transaction) and 3.2(d) (Capitalization), and all representations and warranties of the Buyer under Sections 3.3(a) (Organization and Authority) and 3.3(b) (Authorization of Transaction), shall survive the Closing indefinitely and shall continue in full force and effect thereafter.
(ii)All of the representations and warranties of the Sellers under Sections 3.2(c) (Noncontravention), 3.2(i) (Tax Matters), 3.2(j)(iii) (Title to Assets), 3.2(p) (Employees; Employment Matters), 3.2(q) (Employee Benefit Plans), 3.2(t) (Compliance with Laws), 3.2(x) (Broker’s Fees) and 3.2(z) (Environmental), and all representations and warranties of the Buyer under Sections 3.3(c) (Noncontravention) and 3.3(f) (Broker’s Fees), shall survive the Closing, and shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations relating thereto (including any extensions thereof), after which period such representations and warranties shall terminate and have no further force or effect, it being understood that so long as written notice of a possible breach of such representations and warranties is given on or prior to the expiration of the survival period, the representations and warranties that are the subject of such claim shall continue to survive with respect to such claim until such claim is resolved.
(iii)All other representations and warranties of the Sellers under Section 3.2 of this Agreement shall survive the Closing, and shall continue in full force and effect for a period of eighteen (18) months thereafter, after which period such representations and warranties shall terminate and have no further force or effect, it being understood that so long as written notice of a possible breach of such representations and warranties is given on or prior to the expiration of such survival period, the representations and warranties that are the subject of such claim shall continue to survive with respect to such claim until such claim is resolved.
(iv)All covenants of the Parties shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(v)Each of the periods referred to in this Section 6.1(a) is referred to as a “Survival Period.”
(vi)Notwithstanding anything in this Section 6.1(a) to the contrary, in the event that any breach of any representation or warranty by any of the Sellers constitutes fraud or willful misconduct, such representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation with respect to such breach.
(b)Indemnification by the Sellers.
(i)Each Seller shall indemnify, protect, defend and hold and save Buyer, each Opto-tech Entity and their Affiliates (collectively, the “Buyer Parties”) harmless from and against the entirety of any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising from or out of, relating to, in the nature of, or caused by any breach or inaccuracy of any representation or warranty of such Seller in Section 3.1 of this Agreement.
(ii)The Sellers shall indemnify, protect, defend and hold and save the Buyer Parties harmless, from and against the entirety of any Losses any of the Buyer Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including without limitation any Losses any of the Buyer Parties may suffer after the end of the Survival Period (if applicable) if a claim is made before the end of the Survival Period, resulting from, arising from or out of, relating to, in the nature of, or caused by: (A) any breach or inaccuracy of any representation or warranty relating to the Opto-tech Entities in Section 3.2 of this Agreement or in the Disclosure Schedule relating thereto delivered by them in connection herewith; (B) any nonfulfillment or breach of any covenant or agreement on the part of the any Opto-tech Entity or any of the Sellers set forth in this Agreement; (C)  any Indebtedness of any Opto-tech Entity as of the Closing or any Transaction Expenses that are not taken into account in the calculation of the True-Up Payments; or (D) any Liability for Taxes pursuant to Section 5.3(a) of this Agreement.
(c)    Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless the Sellers from and against the entirety of any Losses any of the Sellers shall suffer, sustain or become subject to, through and after the date of the claim for indemnification, resulting from (i) any breach or inaccuracy of any representation or warranty of Buyer in Section 3.3 of this Agreement, or (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer set forth in this Agreement.
(d)    Indemnifiable Losses. All Losses for which the Buyer Parties are entitled to seek indemnification under this Agreement are referred to herein as “Buyer Indemnifiable Losses.” All Losses for which the Sellers are entitled to seek indemnification under this Agreement are referred to herein as “Seller Indemnifiable Losses.”
(e)    Nature of Indemnification Rights. Each Party acknowledges and agrees that:

(i)
both Parties are going concerns which exercises their activities in a professional manner and have been advised by their legal counsel in the negotiation and execution of this Agreement. Both are aware of the provisions of the Italian Civil Code regarding the implied warranties contemplated by Articles 1490 to 1497 thereof in connection with the sale of assets, of the statute of limitation (“prescrizione”) and forfeiture (“decadenza”) period restrictions set forth in Article 1495 of the Italian Civil Code which apply to such implied warranties;

(ii)
the representations, warranties, covenants and obligations of the Parties are of a contractual nature (in derogation of any statutory default provision) and form part of an overall agreement and thus shall never be construed or otherwise deemed as a warranty falling within the scope of Articles 1490 to 1497 of the Italian Civil Code; accordingly

(iii)
(a) any breach or inaccuracy of any of the warranties and any breach of any of the covenants and obligations of the Parties set forth in this Agreement shall be exclusively subject to and governed by the provisions of this Agreement, and particularly the indemnification obligations and procedure set forth under Section 6.4 herein; and (b) none of the provisions set forth in Articles 1490 to 1497 of the Code shall apply, including without limitation the statute of limitation (“prescrizione”) and forfeiture (“decadenza”) period restrictions set forth in Article 1495 of the Code, while such provisions shall apply to any other implied warranty referred to in Section 6.1(e) above provided however that any forfeiture (“decadenza”) restrictions set forth in Article 1495 of the Italian Civil Code shall be extended to 30 days; and therefore

(iv)
any claim, right or remedy relating to a breach or inaccuracy of any of the provision under Section 3 shall be exclusively subject to the ordinary statute of limitation (“prescrizione”) period provided for in Article 2946 of the Italian Civil Code and to the forfeiture (“decadenza”) restrictions agreed to by the Parties as set forth in Section 6.1 (a) hereof; in light of the contractual nature of the representations, warranties, covenants and obligations of the Parties

(v)	the right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations under this Agreement will not be affected by any investigation conducted by Buyer, or any knowledge acquired (or capable of having been acquired) by Buyer, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation.

2.Limitations on Indemnification. The indemnification obligations of the Sellers set forth in Section 6.1 shall be subject to the following limitations:
(a)The indemnification obligations of the Sellers to indemnify the Buyer Parties from and against any Buyer Indemnifiable Losses arising under Section 6.1(b) shall be on a joint and several basis; provided, however, that each Seller shall not be liable in the aggregate for more than such Seller’s Pro Rata Portion of the sum (i) the Initial Purchase Price Payment plus (ii) the Earnout Payments, other than with respect to claims resulting from fraud or willful misconduct.
(b)The aggregate liability of the Sellers to indemnify the Buyer Parties from and against any Buyer Indemnifiable Losses arising under Section 6.1(b)(ii)(A) shall not, in any event, exceed an amount equal to the aggregate net after-tax proceeds received by the Sellers in connection with the transactions contemplated hereby (the “Cap”); provided, however, that the Cap shall not apply to (i) any breach or inaccuracy of any of the Fundamental Representations, or (ii) any claims relating to fraud or willful misconduct.
(c)The Sellers shall not have any obligation to indemnify the Buyer Parties with respect to any Buyer Indemnifiable Losses arising under Section 6.1(b)(ii)(A-B-C-D) and to any Third Party Claim arising under Section 6.3 until the Buyer Parties shall first have suffered aggregate Buyer Indemnifiable Losses relating thereto in excess of Two Hundred and Fifty Thousand Euros (EUR 250,000) (the “Deductible”) (at which point the Sellers shall be obligated to indemnify the Buyer Parties for the amount exceeding the aforesaid Buyer Indemnifiable Losses); provided, however, that the Deductible shall not apply to (i) any breach of any of the Fundamental Representations, or (ii) any claims relating to fraud or willful misconduct.
3.Matters Involving Third Parties.
(a)If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the “Indemnifying Party”) that exceeds the Deductible under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.
(b)Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim, provided, that if the Indemnifying Party assumes control of such defense it must first agree and acknowledge in such notice that the Indemnifying Party is fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will at all times continue to have the financial resources to defend against the Third Party Claim (including any increased losses caused by such defense) and fulfill its indemnification obligations hereunder with respect thereto and provides security therefor, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its own costs and expense, and (iv) the Third Party Claim (A) does not involve injunctive relief, specific performance or other similar equitable relief, any claim in respect of Taxes, any product recall or similar action, any Governmental Authority, any criminal allegations, or any potential damage to the goodwill, reputation or overriding commercial interests of the Buyer, any Opto-tech Entity or the Business (including customer and supplier relations), (B) is not one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (C) does not involve a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest). The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party.

(c)So long as the conditions set forth in Section 6.3(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 6.3(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto without the prior written consent of the Indemnified Party, and (v) the Indemnified Party shall, at the Indemnifying Party’s request and at the Indemnifying Party’s expense, reasonably cooperate in the defense of the matter. In the event that the conditions in Section 6.3(b) are not satisfied or become unsatisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim to the entire exclusion (including with respect to settlement or entry of judgment) and at the entire expense of the Indemnifying Party.
4.Calculation of Indemnification Payments.
(a)Subject to the other provisions regarding indemnification contained herein, if the Sellers are obligated to reimburse or compensate the Buyer Parties for any Liability for Taxes pursuant to the terms of Section 5.3 or for any Buyer Indemnifiable Losses pursuant to the terms of this Article 6, then the Sellers shall pay such amount to the Buyer within ten (10) Business Days following the date upon which the amount of such Tax Liability or Buyer Indemnifiable Loss is determined or agreed upon by the Seller Representative and the Buyer. Notwithstanding anything to the contrary herein, Buyer may elect, in its sole discretion, to recover a portion or all of, any Liability for Taxes pursuant to the terms of Section 5.3, or for any Buyer Indemnifiable Losses pursuant to the terms of this Article 6 by reducing any Earnout Payments otherwise payable hereunder before seeking recourse against the Sellers. Such reduction shall be deemed to be a reduction of the purchase price and as payment of such Earnout Payments, as applicable.
5.No Contribution or Circular Recovery. The Sellers shall not have any right of contribution against Buyer, any Opto-tech Entity or any other Buyer Party with respect to any Buyer Indemnifiable Losses. The Sellers hereby agree that they shall not make any claim for indemnification against Buyer or any other Buyer Party by reason of the fact that the Sellers or any of their agents or other representatives was a controlling person, equityholder director, officer, manager, employee, agent or other representative of any Opto-tech Entity or was serving as such for another Person at the request of any Opto-tech Entity (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by Buyer against such Person (whether such claim is pursuant to this Agreement, applicable Law, or otherwise).
6.Certain Determinations.
(a)Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g. “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation, warranty or covenant.
(b)The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty or covenant contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.
(c)For the avoidance of doubt, any and all disputes with regard to the calculation of Actual Net Working Capital, Actual Net Financial Position and Actual Transaction Expenses shall first be determined in accordance with the provisions set forth in Section 2.4 prior to consideration of the terms of Article 6, even if such disputes may also relate to or could be considered to be a claim for indemnification under Article 6. Further, so as to avoid double-counting the calculation of any Losses subject to indemnification shall be calculated net (i) of any amounts included in the final determination of Actual Net Working Capital, Actual Net Financial Position and Actual Transaction Expenses; and (ii) net of any Tax benefit or indemnification by third parties (to the extent actually received by the Opto-Tech Entity and/or the Buyer).
(d)The Party, in relation to any and all disputes regarding the Indemnification, as set forth under Section 6, shall attempt in good faith to agree upon the rights of the respective parties with regard to each of such claims. Should the Parties agree to the latter, a memorandum setting forth the terms of such agreement shall be drafted and signed by both Parties. If no such agreement is reached after 20 Business Days of good faith negotiation, either Buyer or the Seller Representative may refer to arbitration pursuant to the provision under Section 7.11.
7.MISCELLANEOUS
1.Seller Representative.

(a)The Sellers hereby appoint Mr. Gianfranco Chiapparini as the “Seller Representative.” The Seller Representative shall serve as representative of the Sellers with full power and authority to take all actions under this Agreement and the Ancillary Agreements solely on behalf of each of such Sellers. Each Seller by approval of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein, (ii) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (iii) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (iv) to negotiate, settle, compromise and otherwise handle all disputes under Sections 2.4 and 2.7 and claims made under Sections 5.3 or Article 6 hereof, and (v) to do each and every act and exercise any and all rights which such Seller or Sellers collectively are permitted or required to do or exercise under this Agreement or the Ancillary Agreements. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity or bankruptcy of any Seller. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder except for actions or omissions constituting fraud, willful misconduct, gross negligence or willful misconduct.
(b)The Seller Representative, where the Seller Representative concerned is a legal person, agrees that it shall not commence proceedings to liquidate, dissolve or wind up its affairs without providing to Buyer and each other Seller prior written notice of its intention to do so. Upon receipt of such notice, Buyer and the Seller Representative shall have the right, and hereby agree, to appoint a mutually acceptable substitute Person (which may or may not be a Seller) to act as “Seller Representative” hereunder with all rights, powers and authority to act on behalf of the Sellers as the initial Seller Representative has pursuant to this Section 7.1(b).
(c)Any expenses or liabilities incurred by the Seller Representative in connection with the performance of its duties in such capacity under this Agreement or the Ancillary Agreements shall be reimbursed to the Seller Representative by the Sellers, if any. The Seller Representative may from time to time submit invoices to the Sellers covering their Pro Rata Portion of such expenses and/or liabilities and, upon the request of any Seller, shall provide such Seller with an accounting of all expenses paid. In addition to any other rights or remedies, the Seller Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed by any Seller to the Seller Representative against any amounts to be paid to the Sellers.
(d)Each Seller shall severally, but not jointly, based on their respective Pro Rata Portion, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Seller Representative’s execution and performance (solely in its capacity as the Seller Representative and not in its capacity as a Seller) of this Agreement and the Ancillary Agreements, except for fraud or willful misconduct by the Seller Representative. This indemnification will survive the termination of this Agreement and the Ancillary Agreements. The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representatives will not be liable to the Sellers. In no event will the Seller Representative (solely in its capacity as the Seller Representative and not in its capacity as a Seller) be liable hereunder or in connection herewith to any of the Sellers for any indirect, punitive, special or consequential damages.
(e)Each Seller (including, in each case for purposes of this Section 7.1(e), the Seller Representative) agrees that Buyer and, following the Closing, each Opto-tech Entity, shall be entitled to rely on any action taken by the Seller Representative, on behalf of each Seller (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Each Seller agrees to pay, and to indemnify and hold harmless, each of the Buyer Parties from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, any Seller. In addition, each Seller hereby releases and discharges Buyer and, following the Closing, each Opto-tech Entity, from and against any Losses arising out of or in connection with the Seller Representative’s failure to distribute any amounts received by the Seller Representative on the Sellers’ behalf to the Sellers. Payment of all amounts paid by or on behalf of Buyer to the Seller Representative shall constitute payment by Buyer to each of the Sellers and satisfaction of the Buyer’s obligation to pay such amount hereunder (notwithstanding any withholding by the Seller Representative).
2.Transitional Assistance. The Sellers shall not in any manner take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of any Opto-tech Entity from maintaining the same business relationships with such Opto-tech Entity, Buyer and their Affiliates after the Closing Date. Without in any way limiting the generality of the foregoing, the Sellers shall not sue or otherwise pursue any claims against any business relation of any Opto-tech Entity with respect to any previous contractual relationship between such Opto-tech Entity and any customer thereof.
3.Press Releases and Announcements. Following the Closing the Sellers shall not, nor shall they permit any of their agents or representatives to, issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that following Closing, any Party may make any public disclosure it believes in good faith is required by Law, in which case the disclosing Party will advise the other Party prior to making the disclosure and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties.
4.Specific Performance. The Sellers acknowledge that each Opto-tech Entity’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, the Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief
5.No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Buyer Parties, no Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, the Sellers acknowledge to each of the Buyer Parties their direct rights against the Sellers under Article 6 of this Agreement. To the extent required by law to give full effect to these direct rights, the Buyer agree and acknowledge that it is acting as agent and/or as trustee of the Buyer Parties.
6.Entire Agreement. This Agreement (including the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. The performance of all actions required to be performed at the Closing shall not affect, be deemed a waiver to or amend, nor have any effect of novation (“effetto novativo”) upon this Agreement, which shall remain effective as stated herein also after Closing with no need for the Parties to reiterate or otherwise confirm their commitment with respect thereto.
7.Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Buyer may assign (a) its rights and obligations hereunder to any of its Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder), (b) as collateral security its rights pursuant hereto to any Person providing financing to the Buyer or any of its Affiliates, and (c) its rights and obligations hereunder to any subsequent purchaser of Buyer, such permitted transferee or a material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). In this event, the assignment does not affect the obligations undertaken under this Agreement by Buyer, therefore the Parties expressly acknowledge that Article 1408, comma II, of the Italian Civil Code shall apply.
8.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. It is the express intent of the Parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF).
9.Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) Business Day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Sellers or the Seller Representative: Gianfranco Chiapparini Via Pastrengo n. 11, 25128 - Brescia (BS) Email: chiapparinigianfranco@legalmail.it Fax: +39 030 380541
With a copy (which shall not constitute notice) to:
Studio Nassini & Associati
Via Camillo Brozzoni n. 9,
25125 - Brescia (BS)
Attention: Mr. Damiano Nassini
Email: nassini@studionassini.it
Fax: +39 030 224054

If to Buyer or any Opto-Tech Entity: FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746 Attention: General Counsel Email: jody.gale@faro.com Fax: (407) 562-5235	With a copy (which shall not constitute notice) to: Reed Smith LLP 10 South Wacker Drive Chicago, IL 60606 Attention: Michael P. Lee, Esq. Fax: (312) 207-6400
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Italy, without giving effect to any choice of law or conflict of law provision or rule (whether of the Republic of Italy or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Republic of Italy.
11.ARBITRATION, CONSENT TO JURISDICTION. ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY TORT AND UNFAIR COMPETITION CLAIMS, SHALL BE FINALLY SETTLED UNDER THE “RULES OF ARBITRATION” OF THE MILAN CHAMBER OF ARBITRATION BY THREE ARBITRATORS APPOINTED IN ACCORDANCE WITH THE SAID “RULES OF ARBITRATION.” THE VENUE OF THE ARBITRATION WILL BE MILAN (ITALY) AND THE ARBITRATION WILL BE CONDUCTED IN ENGLISH LANGUAGE. EACH OF BUYER, COMPANY, THE SELLER REPRESENTATIVE AND THE SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS SITTING IN MILAN FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHICH, PURSUANT TO SECTION 806 OF ITALIAN CODE OF CIVIL PROCEDURE, CANNOT BE ARBITRATED UNDER THIS ARBITRATION CLAUSE. Therefore, without prejudice to the foregoing, it is hereby agreed that the Court of Milan (Italy) shall have exclusive jurisdiction over any (i) dispute or judicial proceedings howsoever related to this Agreement which should it not be possible to defer to arbitration pursuant to Italian law or (ii) file an application for provisional remedies or orders (“procedimenti cautelari”) which the Parties may request in connection herewith.
12.Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.
13.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
14.Expenses. Except as otherwise explicitly provided in this Agreement, each of the Parties will bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.
15.Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to “Sellers” herein shall be deemed to refer both to each Seller on an individual basis and also to the Sellers on a collective basis. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in any Opto-tech Entity’s industry or in general commercial usage). All amounts payable hereunder and set forth in this Agreement are expressed in Euros, and all references the symbol “EUR”) contained herein shall be deemed to refer to Euros. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

16.Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Schedules and Disclosure Schedules to this Agreement, and any supplements or modifications thereof, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate, and not to any other representation or warranty in this Agreement. The Exhibits, Schedules and Disclosure Schedules do not modify the Agreement except to the extent specifically provided in the Agreement.
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Lake Mary, Florida, U.S., July 13, 2018
To
Opto-tech S.r.l.
via Pastrengo 11
25128 Brescia
Italy
For the attention of Mr. Matteo Carocci

Mr. Matteo Carocci
Mr. Alessandro Patrioli
Mr. Gianfranco Chiapparini

Mr. Gianfranco Chiapparini
(as Sellers’ Representative)

- Via courier with a copy anticipated via email to chiapparinigianfranco@legalmail.it

Re: Quota Purchase Agreement

Dear Sirs,
We received your proposal of Quota Purchase Agreement dated July 13, 2018, that we hereby return to you, duly signed in sign of full acceptance.
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We hereby confirm our agreement and acceptance.
Kind regards,

FARO FNH NETHERLANDS HOLDINGS B.V. /s/ Robert E. Seidel Name: Robert E. Seidel Title: Director and legal representative duly empowered